UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Perot Systems Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PEROT SYSTEMS CORPORATION

2300 W. Plano Parkway
Plano, Texas 75075

Notice of Annual Meeting of Stockholders
Thursday, May 3, 2007
3:00 p.m.–Central Daylight Time

Perot Systems Corporation
Plano Campus Cafeteria, West Lobby
2300 West Plano Parkway
Plano, Texas 75075

March 27, 2007

To Our Stockholders

On behalf of the Board of Directors, you are cordially invited to attend the 2007 Perot Systems Corporation Annual Meeting of Stockholders. At the Annual Meeting, our stockholders will be voting on:

•       the election of our directors;

•       the approval of the Amended and Restated 2001 Long-Term Incentive Plan;

•       the ratification of the appointment of our independent registered public accounting firm for 2007; and

•       any other business properly brought before the Annual Meeting.

Voting is limited to stockholders of record at the close of business on March 5, 2007.

If you plan to attend the meeting in person, please bring to the Annual Meeting one of the admission tickets provided with these proxy materials.

Sincerely yours,

Ross Perot, Jr.
Chairman

PEROT SYSTEMS CORPORATION

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

Perot Systems Corporation is furnishing you this Proxy Statement on behalf of its Board of Directors to solicit proxies for its Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting. We will hold the Annual Meeting at our Plano Campus Cafeteria, 2300 West Plano Parkway, Plano, Texas on Thursday, May 3, 2007, at 3:00 p.m. Central Daylight Time. We first mailed these proxy materials to our stockholders on or about March 27, 2007.

PURPOSE OF MEETING

We are holding the Annual Meeting for the stockholders to elect our directors, approve the Amended and Restated 2001 Long-Term Incentive Plan, ratify the appointment of our independent registered public accounting firm for 2007, and conduct any other business that properly comes before the Annual Meeting.

VOTING AND SOLICITATION

Right to Vote and Record Date

Our Class A Common Stock, par value $.01 per share, is the only type of security entitled to vote at the Annual Meeting. Each share of Class A Common Stock that you owned as of the close of business on March 5, 2007, entitles you to one vote for each of the 11 nominees for director and one vote on each other proposal properly brought before the Annual Meeting. On March 5, 2007, there were 121,016,395 shares of Class A Common Stock outstanding.

Quorum; Adjournment

The holders of at least a majority of the voting power of our issued and outstanding shares of Class A Common Stock must be present, in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. We count abstentions to determine whether a quorum exists for the transaction of business. We also count broker non-votes, which we describe in more detail below, as shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

Voting at the Annual Meeting

If your shares of Class A Common Stock are registered directly with Mellon Investor Services, you are a “record holder” and may vote in person at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, your shares are held in “street name” and you are the “beneficial holder.” If you hold your shares in street name, in order to vote in person at the Annual Meeting, you must obtain a proxy from your broker, bank or other nominee.

Voting by Proxy

Whether or not you are able to attend the Annual Meeting, we urge you to vote by proxy.

Shares Held of Record

If you are a record holder, you can vote your shares using one of the following methods:

•       via the Internet website shown on the proxy card,

•       by telephone using the toll-free number shown on the proxy card, or

•       by a completed and returned written proxy card.

We must receive votes submitted through the Internet or by telephone by 11:59 p.m., Eastern Daylight Time, on May 2, 2007. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the Annual Meeting and vote in person.

If you vote by phone or via the Internet, please have your social security number and proxy or voting instruction card available. The sequence of numbers appearing on your proxy card and your social security number are necessary to verify your vote.

Shares Held in Street Name

If you hold your shares in street name, you should follow the directions provided by your broker or bank regarding how to instruct your broker to vote your shares. Without instructions from you, your broker or bank has discretion to vote your shares on “routine matters,” such as the election of directors and ratification of the appointment of the independent registered public accounting firm.

How the Proxy Holders Will Vote Your Proxy

The proxy holders will vote as you direct if you properly complete your proxy. If you submit a proxy but do not provide directions on how to vote, your proxy will be voted as follows:

•       FOR the nominees of the Board of Directors,

•       FOR approval of the Amended and Restated 2001 Long-Term Incentive Plan,

•       FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and

•       In the discretion of the proxy holders, with respect to any other matters that may properly come before the Annual Meeting.

Changing Your Vote

You may revoke or change your proxy at any time before the Annual Meeting. The procedures for changing your vote differ depending on how you own your shares. If you are a record holder of your Perot Systems shares, you may change your vote by:

•       submitting another proxy with a later date before the beginning of the Annual Meeting,

•       sending a written notice of revocation to the Secretary of Perot Systems at 2300 West Plano Parkway, Plano, Texas 75075 that is received before the beginning of the Annual Meeting, or

•       attending the Annual Meeting and voting in person.

If you are a beneficial holder of your Perot Systems shares, you may change your vote by submitting new voting instructions to your broker, bank or nominee.

Vote Required

Board of Directors

The 11 nominees receiving the highest number of affirmative votes will be elected directors of Perot Systems and will serve until the next Annual Meeting or until their successors have been elected and qualified or until their earlier resignation or removal. We do not have cumulative voting for the election of directors.

Approval of the Amended and Restated 2001 Long-Term Incentive Plan

Approval of the Amended and Restated 2001 Long-Term Incentive Plan requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.

Ratification of Independent Registered Public Accounting Firm

Ratification of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.

Other Matters

Approval of other matters considered at the Annual Meeting generally require the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Our Certificate of Incorporation requires a vote of 66 2/3% of the outstanding Class A Common Stock for certain matters. As of the date of this Proxy Statement, no other matter for consideration at the Annual Meeting has been submitted to Perot Systems.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker holds shares in street name for a customer and the customer does not direct the broker’s vote with respect to the approval of non-routine matters. With respect to the election of directors and ratification of the appointment of the independent registered public accounting firm, a broker will have discretionary authority to vote the shares if the beneficial owner has not given instructions. Without your instructions, a broker may not vote on the approval of the Amended and Restated 2001 Long-Term Incentive Plan.

Abstentions are counted as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Solicitation of Proxies

Perot Systems will pay all costs of the solicitation. We will furnish copies of solicitation material to fiduciaries and custodians holding shares in street name that others beneficially own. We will conduct the original solicitation by mail or, in cases where the stockholder has previously consented to electronic delivery, by electronic means. We may supplement the original solicitation with a solicitation by telephone, telegram, or other means by our directors, officers, or associates. We will not pay additional compensation to these individuals for their services. We do not plan to solicit proxies by means other than those we have described above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our bylaws provide that the number of our directors will not be less than one, with the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at 11. We are proposing the election of all 11 of our current directors to hold office for a term of one year, expiring at the close of the 2008 Annual Meeting of Stockholders or when their successors are elected and qualified or until their earlier resignation or removal. We have listed the nominees and their positions and offices with Perot Systems below. The proxy holders will vote all duly executed proxies received for the nominees listed below unless you instruct them otherwise. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any nominee designated by the current Board to fill the vacancy, unless the Board reduces the number of directors to be elected at the Annual Meeting. The Board is not aware of any nominee who is unable or who will decline to serve as a director.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

Directors and Their Business Experience

Ross Perot is Chairman Emeritus of the Board and has served as a director of Perot Systems since November 1997. Mr. Perot served as Chairman of the Board from February 1998 until September 2004. Mr. Perot is a founder of Perot Systems, served as Perot Systems’ President and Chief Executive Officer from November 1997 through August 2000 and served as a director from April 1988 until September 1994. Mr. Perot is currently a private investor. Mr. Perot is the father of Ross Perot, Jr. Age 76.

Ross Perot, Jr. has served as Chairman of the Board of Perot Systems since September 2004 and as a director since June 1988. Mr. Perot served as President and Chief Executive Officer of Perot Systems from September 2000 until September 2004. Mr. Perot is founder of Hillwood Development Company LLC. Mr. Perot is the son of Ross Perot. Age 48.

Peter A. Altabef has served as President and Chief Executive Officer and as a director of Perot Systems since September 2004. Mr. Altabef served as Vice President, Secretary and General Counsel of Perot Systems from March 1996 until September 2004. Mr. Altabef became General Counsel in 1994 and a Vice President in 1995. Age 47.

Steven Blasnik has served as a director of Perot Systems since September 1994. Mr. Blasnik has been employed by Perot Investments, Inc., a private investment firm affiliated with our Chairman Emeritus, Ross Perot, for more than five years. Mr. Blasnik also serves as President of Parkcentral Capital Management LP, an investment firm controlled by the Perot Family Trust, and Hill Air Company, LLC, which is wholly-owned by Ross Perot. Mr. Blasnik also serves as a director of iREIT, Inc., a private company that owns and operates internet domain names. Age 49.

John S.T. Gallagher has served as a director of Perot Systems since May 2001. Mr. Gallagher serves as a director and member of the audit and compensation committees of Netsmart Technologies, Inc. and as a director and audit committee member of American Medical Alert Corp. From November 2005 through December 2006, Mr. Gallagher served as director and Chief Executive of Stony Brook University Hospital. Mr. Gallagher served as President and Chief Executive Officer of North Shore-Long Island Jewish Health System from October 1997 through December 2001 and continues to serve on its Board of Trustees. From January 2002 to November 2005, Mr. Gallagher served as Deputy County Executive of Health and Human Services for Nassau County, New York. Age 75.

Carl Hahn has served as a director of Perot Systems since April 1993. Since June 1996, Mr. Hahn has been a private investor. Mr. Hahn previously served as Chairman of Saurer Ltd., a manufacturer of textile machines, and Chairman of the Board of Management of Volkswagen AG. Mr. Hahn also serves as a director and member of the compensation committees of Hawesko AG and Indesit Company (formerly known as Merloni Elettrodomestici Group). Mr. Hahn is also a professor of Industrial Strategies at the University of Zwickau, Germany. Age 80.

DeSoto Jordan has served as a director of Perot Systems since February 2004. Since September 1999, Mr. Jordan has been a private investor and Chairman of Afton Holdings, LLC. From 1988 to 1999, Mr. Jordan served as Vice President of Perot Systems. Mr. Jordan also serves as a director and member of the audit committee of Argan, Inc. Age 62.

Thomas Meurer has served as a director of Perot Systems since May 2001. Mr. Meurer is Senior Vice President of Hunt Consolidated, Inc., a director and Senior Vice President of Hunt Oil Company, and has served as an executive officer and director of one or more of the Hunt affiliated entities for over five years. Age 65.

Cecil H. (C. H.) Moore, Jr. has served as a director of Perot Systems since October 2003. Mr. Moore is a private investor and has served on several public boards since his retirement from KPMG LLP in June 2000. Mr. Moore is also a partner in Moore Holdings, Ltd., a family owned partnership. From January 1990 until August 1999, he served as managing partner of the Dallas Business Unit and as an International Liaison Partner of KPMG LLP. Mr. Moore is also a director and member of the audit committee of NL Industries, Inc. and a director and chairman of the audit committee of Kronos Worldwide, Inc. Age 67.

Anthony J. Principi has served as a director of Perot Systems since December 2005. Mr. Principi has served as Chairman of QTC Management, Inc. since November 2005, and as Senior Vice President of Pfizer, Inc. since March 2006. Mr. Principi is also a director and member of the audit committee of Mutual of Omaha Insurance Company. Since March 2005, Mr. Principi has served as Chairman of the Defense Base Closure and Realignment Commission. From January 2001 until January 2005, Mr. Principi was Secretary of the United States Department of Veterans Affairs. Age 62.

Anuroop (Tony) Singh has served as a director of Perot Systems since March 2005. Mr. Singh has served as Vice Chairman of Max New York Life Insurance Company Limited, a partnership between New York Life International LLC and Max India Limited, since January 2005. Mr. Singh was CEO and managing director of Max New York Life from October 2000 through December 2004. Mr. Singh served as a director of Max India Limited from October 2000 until September 2005. Age 53.

Board and Committee Meetings

The Board met five times in 2006. During 2006, each incumbent director attended at least 75% of the Board meetings and meetings of all of the committees of which he was a member. Directors are encouraged to attend the annual meetings of our stockholders. Six members of the Board attended our annual stockholders’ meeting in May 2006.

The Board has established the Audit Committee, Human Resources and Compensation Committee, and Nominating and Governance Committee to assist in the discharge of the Board’s responsibilities. Members of the committees serve until their successors are appointed or their earlier resignation or removal.

The charters of the Audit, Human Resources and Compensation, and Nominating and Governance Committees are publicly available at the Corporate Responsibility section of our website (www.perotsystems.com/responsibility). We intend to disclose all substantive amendments to these charters on this Web site. Stockholders may request a printed copy of any of these charters from Perot Systems

Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone 1-877-737-6973.

Presiding Director for Executive Sessions of Non-Management Directors

The Board holds meetings of its non-management directors quarterly. The presiding director for these meetings rotates January 1 of each year according to the alphabetical order of each non-management director’s last name. Mr. Hahn served in this position during fiscal 2006. Mr. Jordan is the presiding director for 2007. Stockholders and other interested parties may express any concerns regarding Perot Systems’ business practices to the presiding director or to the non-management directors as a group by sending a written communication to Perot Systems Corporation, Attn: Non-Management Directors/Corporate Secretary, 2300 West Plano Parkway, Plano, Texas 75075 or by calling our Confidential Hotline (1-800-753-9173) and requesting that the information be provided to the non-management directors.

Audit Committee

The Audit Committee consists of C. H. Moore, Jr., Carl Hahn, John S.T. Gallagher, and Anuroop (Tony) Singh. Mr. Moore, the Chairman of the Audit Committee, was appointed to the Audit Committee in December 2003. Messrs. Hahn, Gallagher and Singh were appointed in December 1994, May 2001, and April 2006, respectively. The Audit Committee met ten times in 2006. All members of the Audit Committee satisfy the requirements of independence as set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard and are independent within the meaning of the applicable regulations of the Securities and Exchange Commission. C. H. Moore, Jr. is qualified as an audit committee financial expert within the meaning of the Securities and Exchange Commission regulations, and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements. A charter, that the Board and Audit Committee reassess annually, governs the Audit Committee’s activities.

The Audit Committee’s primary responsibilities and duties are to review and discuss with our outside independent registered public accounting firm our financial statements and the professional services they provide, including the scope of their audit coverage, the independent registered public accounting firm’s reports to management and management’s responses to such reports, and the independence of the accounting firm from our management. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to legal and regulatory compliance matters. The Audit Committee also reviews and discusses with management the scope of our internal audits, summaries of the internal auditors’ reports and activities, the effectiveness of our internal audit staff, certain possible violations of our Standards and Ethical Principles, and such other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or as have been brought to its attention. In addition, the Board has delegated to the Audit Committee the authority to select our independent registered public accounting firm for each fiscal year.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee (the “HR Committee”) consists of Carl Hahn, DeSoto Jordan, Thomas Meurer, Anthony Principi, and Anuroop (Tony) Singh. Mr. Hahn, the Chairman of the HR Committee, was appointed to the committee in March 2002. Messrs. Meurer, Jordan, Singh and

Principi were appointed in March 2002, February 2004, June 2005, and April 2006, respectively. All members of the HR Committee satisfy the requirements of independence as set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard. The HR Committee met five times in 2006.

The primary areas of responsibility of the HR Committee are as follows:

•       Our human resources strategies and practices and the compensation of, and benefits available to, our associates.

•       Fair compensation for our executives based on their performance and contribution to the Company.

•       The annual report of the HR Committee to be included in the Proxy Statement for our Annual Meeting of Stockholders.

In discharging its responsibilities, the HR Committee advises management and makes recommendations and determinations with respect to salary matters, bonus and retirement plans, health and welfare plans, the 1999 Employee Stock Purchase Plan, the 2001 Long-Term Incentive Plan and other benefit plans. In addition, the HR Committee reviews and provides advice to management regarding succession planning and talent development processes, the promotion of diversity, and leadership and associate development. The HR Committee’s activities are governed by a charter that the Board and HR Committee reassess annually.

Except as described below, the HR Committee reviews and makes final determinations with respect to compensation for our executive officers and reviews and makes recommendations to the Board of Directors regarding the compensation of our outside directors. The charter of the HR Committee allows the HR Committee to delegate certain of its responsibilities, where appropriate, to the chair or one or more members of the HR Committee. The HR Committee has formed the Incentive Compensation Subcommittee, which is composed solely of outside directors, to make final determinations regarding performance-based compensation, within the meaning of Section 162(m) of the Internal Revenue Code, for our executive officers. Prior to February 27, 2007, the HR Committee reviewed and made final determinations with respect to the compensation of our Chairman and Chief Executive Officer and reviewed and made recommendations to the Board of Directors with respect to the compensation of our other executive officers. In discharging its responsibilities, the HR Committee and its Incentive Compensation Subcommittee were advised by our Human Resources organization. The participation of our executive officers in the determination of salaries for named executives is described in our “Compensation Discussion and Analysis.” Our executive officers provide information and review proposals regarding, but do not recommend, non-employee director compensation levels. In addition, the HR Committee and its Incentive Compensation Subcommittee engaged and were advised by Frederic W. Cook & Co., Inc. (“F.W. Cook”). Pursuant to the directions of these committees, F.W. Cook provides them with market data, updates on compensation trends and regulatory developments, advice on program design and compensation levels, and other related items as requested by the committees. Although it gathers information from, and reviews materials with, management in completing its work, F.W. Cook works directly on behalf of the committees, does no other work for the Company or any of its senior executives, and has no other ties to the Company.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Thomas Meurer, John S.T. Gallagher, DeSoto Jordan and Anthony Principi. Mr. Meurer, the Chairman of the Nominating and Governance Committee, was appointed to the committee in June 2003. Messrs. Gallagher, Jordan and Principi were appointed to the Nominating and Governance Committee in June 2003, February 2004 and April 2006, respectively. The committee met five times in 2006.

The Board of Directors established the Nominating and Governance Committee to assist the Board in shaping our corporate governance, including the composition of the Board and its committees. The Nominating and Governance Committee identifies, evaluates and recommends to the full Board all candidates for election as a director. The committee also reviews and recommends our corporate governance principles.

Each member of the Nominating and Governance Committee satisfies the requirements of independence set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard. The Director Independence Standard is publicly available at the Corporate Responsibility section of our Web site (www.perotsystems.com/responsibility).

Director Independence

Pursuant to the Director Independence Standard, the Board reviewed each director’s independence in February 2007. As a result of this review, the Board affirmatively determined that each director standing for election at the Annual Meeting, except Ross Perot, Ross Perot, Jr., Peter Altabef and Steven Blasnik, has no material relationship with Perot Systems (either directly or as a partner, shareholder or officer of an organization that has a relationship with Perot Systems) and is independent of Perot Systems and its management under the Director Independence Standard, the listing standards of the New York Stock Exchange currently in effect and, with respect to members of the Audit Committee, applicable regulations of the Securities and Exchange Commission.

In connection with Mr. Meurer’s independence determination, the Board examined the personal relationships between Mr. Meurer and the Perot family. These relationships include Mr. Meurer’s service as an unpaid trustee or co-trustee for 13 trusts that benefit members of Ross Perot’s family, including Ross Perot, Jr. One of these trusts directly owns 2,050,000 shares of our Class A Common Stock and is a limited partner, which owns approximately 61.3% of the economic interest in HWGA, Ltd., a limited partnership having Ross Perot and Ross Perot, Jr. as its sole general partners. HWGA owns 29,655,000 shares of our Class A Common Stock. However, in its capacity as a limited partner of HWGA, the trust does not possess, either directly or indirectly, (i) the power to direct or cause the direction of management and policies of HWGA or (ii) voting or dispositive power over the Class A Common Stock owned by HWGA. Five of the remaining trusts, one of which has Ross Perot, Jr. as its principal beneficiary, own an aggregate of 136,800 shares (27,360 shares each) of our Class A Common Stock. After considering all relevant facts and circumstances, the Board determined Mr. Meurer’s relationships were not material and do not impair the independence of Mr. Meurer.

In connection with Mr. Gallagher’s independence determination, the Board examined Mr. Gallagher’s service as a Life Trustee on the 130-member board of trustees for North Shore—Long Island Jewish Health System, a former client of ours, and his former service as its Chief Executive Officer. After considering all relevant facts and circumstances, the Board determined that Mr. Gallagher’s relationships were not material and do not impair the independence of Mr. Gallagher.

In connection with Mr. Jordan’s independence determination, the Board examined Mr. Jordan’s role as one of our founders and his employment by us until his retirement in 1999. The Board also considered a personal loan made by Ross Perot to Mr. Jordan, which was repaid in 1999. After considering all relevant facts and circumstances, the Board determined that Mr. Jordan’s relationships were not material and do not impair the independence of Mr. Jordan.

Stockholder Nominations and Nominee Review Process

The Nominating and Governance Committee will consider director candidates recommended by our stockholders. Perot Systems’ Director Qualification Guidelines are publicly available at the Corporate Responsibility section of our Web site (www.perotsystems.com/responsibility). Perot Systems stockholders who wish to recommend a director candidate should mail the candidate’s resume, together with a letter from the candidate confirming his or her interest in serving as one of our directors, to Perot Systems Corporation, Attn: Nominating Committee/Corporate Secretary, 2300 West Plano Parkway, Plano, Texas 75075.

Once the Nominating and Governance Committee has identified a prospective candidate, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the candidate’s resume, as well as the Nominating and Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is also based on the likelihood that the prospective candidate meets the standards and qualifications set forth in Perot Systems’ Director Qualification Guidelines, which include:

•       the highest personal and professional ethics, integrity and values;

•       broad-based skills and experience at an executive, policy-making level in business, government or technology areas relevant to our activities;

•       a global business perspective;

•       a willingness to devote sufficient time to become knowledgeable about our business and to carry out his or her duties and responsibilities effectively;

•       a commitment to serve on the Board for five years or more at the time of his or her initial election;

•       service on no more than two boards of public companies in addition to the board of the company by which they are primarily employed or serve as Chairman, unless approved by the Board; and

•       between the ages of 40 and 70 at the time of his or her initial election.

The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the composition of the Board, the balance of management and independent directors, and financial or industry expertise. If the Nominating and Governance Committee determines that the candidate is qualified and interested, the committee coordinates a series of interviews between the candidate and appropriate directors, officers and other senior managers of Perot Systems. After conducting their evaluation, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the committee.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors, the Audit Committee, and the Nominating and Governance Committee at the addresses set forth in the table below. Our Secretary is responsible for forwarding to appropriate directors all written communications addressed to the Board or its committees. In addition, transcripts of calls to our Confidential Hotline relating to accounting and financial matters are forwarded to the members of the Audit Committee.

Directors	Address
Board of Directors	By mail: Perot Systems Corporation Attn: Board of Directors/Corporate Secretary 2300 West Plano Parkway Plano, TX 75075
Audit Committee

By mail: Perot Systems Corporation
Attn: Audit Committee/Corporate Secretary
2300 West Plano Parkway
Plano, TX 75075
By e-mail: PSC-AuditCommittee@ps.net
Telephone: +1 (800) 753-9173 (Confidential Hotline)

Nominating and Governance Committee	By mail: Perot Systems Corporation Attn: Nominating and Governance Committee/Corporate Secretary 2300 West Plano Parkway Plano, TX 75075
Individual Directors	By mail: Perot Systems Corporation Attn: Name of Director/Corporate Secretary 2300 West Plano Parkway Plano, TX 75075

Director Compensation

The Director Compensation Table below shows compensation for the year 2006 for our directors other than Messrs. Ross Perot, Ross Perot, Jr. and Peter Altabef, who receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Blasnik	12,033	115,766	60,683	—	—	—	188,482
John S. T. Gallagher	73,000	70,800	27,081	—	—	—	170,881
Carl Hahn	31,033	115,766	29,530	—	—	—	176,329
DeSoto Jordan	69,000	70,800	53,489	—	—	—	193,289
Thomas Meurer	27,033	115,766	27,081	—	—	—	169,880
C. H. Moore, Jr.	81,000	70,800	46,268	—	—	—	198,068
Anthony J. Principi	63,000	70,800	55,398	—	—	—	189,198
Anuroop (Tony) Singh	26,033	115,766	50,115	—	—	—	191,914

(1)          The value, calculated in accordance with FAS 123R, of options vesting or stock awards made in 2006. The assumptions used to calculate these values are set forth in Note 10 to our Consolidated Financial

Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)          Options were awarded prior to May 10, 2006 when the current compensation program for non-employee directors was implemented.

Each of the non-employee directors (other than Ross Perot) receives a $45,000 annual retainer payable in quarterly installments. These non-employee directors have the option to receive all or part of the retainer in our Class A Common Stock, which is valued at the closing price of our Class A Common Stock on the New York Stock Exchange on the last trading day of the fiscal quarter preceding the quarter with respect to which payment is due. In 2006, additional retainers for the Chairmen of the Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Governance Committee were $12,000, $5,000, and $5,000, respectively. During 2006, each non-employee director (other than Ross Perot) was compensated $2,000 for each meeting of the Board of Directors attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone (including meetings held in conjunction with Board meetings). We reimburse our directors for their reasonable travel-related and other out-of-pocket expenses associated with attending Board and committee meetings. Ross Perot receives no compensation for his services.

Each of the non-employee directors (other than Ross Perot) participates in the 2006 Non-Employee Director Equity Compensation Plan (the “2006 Plan”), which provides for a grant to each eligible non-employee director of 5,000 shares of Class A Common Stock on each June 1 that the director is serving as a member of our Board of Directors. Upon their initial selection as directors, non-employee directors will receive an initial grant under the 2006 Plan that is a prorated portion of the 5,000 share annual grant. Shares received pursuant to the 2006 Plan are immediately vested. Directors have the option to irrevocably defer the receipt of shares received under the 2006 Plan to the date that the director’s service terminates. From June 3, 2003 to May 10, 2006, Perot Systems’ 1996 Non-Employee Director Plan provided for a grant to each eligible director of (i) an option to purchase 8,000 shares of our Class A Common Stock vesting one year after the date of grant or (ii) the right to purchase 8,000 restricted shares of our Class A Common Stock vesting one year after the date of grant. The exercise price of options or the purchase price of restricted shares of Class A Common Stock were required to be at least equal to 100% of the fair market value of the Class A Common Stock on the date of the award. The 1996 Non-Employee Director Plan terminated, except with respect to outstanding awards, upon the approval of the 2006 Plan at the 2006 Annual Meeting of Stockholders.

Corporate Governance Principles

Code of Conduct

We have adopted Standards & Ethical Principles to assist our directors, executive officers and other associates to recognize and deal with ethical issues in business situations, to provide mechanisms to report unethical conduct, and to promote a culture of honesty and accountability.

The Standards & Ethical Principles are publicly available at the Corporate Responsibility section of our Web site (www.perotsystems.com/responsibility). Stockholders may request a printed copy of these guidelines, without charge, from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone 1-877-737-6973.

We intend to disclose all substantive amendments to the Standards & Ethical Principles on our Web site. In addition, we intend to disclose waivers, if any, granted to any of our directors or to our Chief Executive Officer, Chief Financial Officer, Controller and any other executive officer on our Web site.

Governance Guidelines

We have corporate governance guidelines. These guidelines are publicly available at the Corporate Responsibility section of our Web site (www.perotsystems.com/responsibility). We intend to disclose all substantive amendments to these guidelines on this Web site. Stockholders may request a printed copy of these guidelines, without charge, from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone 1-877-737-6973.

PROPOSAL NO. 2

APPROVAL OF THE AMENDED AND

RESTATED 2001 LONG-TERM INCENTIVE PLAN

On February 27, 2007, the Board amended and restated our 2001 Long-Term Incentive Plan (the “2001 Plan”), subject to stockholder approval, to enable incentive bonus payments and grants of restricted stock units made to our executive officers to qualify as performance-based compensation with respect to Section 162(m) of the Internal Revenue Code.

The Existing Plan

Under the existing 2001 Plan, associates, directors, or consultants may be granted stock options, stock appreciation rights, and restricted stock or may be issued cash awards or a combination thereof. Stock option awards under the 2001 Plan may be granted in the form of incentive stock options or non-statutory stock options. The exercise price of all stock options must be no less than the fair market value of our stock on the date of grant. The term of incentive stock options may be no longer than ten years from the date of grant, and the term of non-statutory stock options may be no longer than eleven years from the date of grant. The vesting period for all options is determined upon grant date. The options are exercisable from the vesting date, and unexercised vested options are canceled following the expiration of a certain period after the associate’s termination date.

Proposed Amendments to the 2001 Plan

The Board recommends that stockholders approve the proposed amended and restated 2001 Plan (the “Amended and Restated Plan”) which is attached as Annex 1 to this Proxy Statement.

We are not able to deduct, for federal income tax purposes, compensation paid to our Chief Executive Officer and each of the four next highest paid executive officers at the end of our fiscal year to the extent it exceeds $1,000,000 per executive officer, unless the compensation qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The amendments included in the Amended and Restated Plan are designed to enable bonus payments and certain awards of restricted stock units and restricted stock made to our executive officers to qualify as performance-based compensation under Section 162(m).

The Amended and Restated Plan would allow the HR Committee or its Incentive Compensation Subcommittee, to which the HR Committee has delegated the authority to make determinations regarding performance-based compensation, to select from two alternative approaches to ensure that such compensation is performance-based. We refer to these alternatives as the “formula approach” and the “factors approach,” respectively.

Our Incentive Compensation Subcommittee has adopted the formula and factors approaches, subject to stockholder approval, to apply to annual bonuses and restricted stock or unit awards to our executive officers under the 2001 Plan for awards based on performance in the 2007 fiscal year and thereafter. The Amended and Restated Plan would not restrict the ability of the HR Committee to make other awards outside the 2001 Plan.

Formula Approach

Under the proposed formula approach, no executive officer could receive bonuses and awards of restricted stock units and restricted stock under the 2001 Plan with an aggregate value of more than one percent of our Gross Profit, as reported in the Consolidated Income Statements contained in our Consolidated Financial Statements, for the performance year. However, in determining actual bonus amounts and awards of restricted stock units and restricted stock, the Incentive Compensation Subcommittee may, in its discretion, determine to award any or all of our executive officers bonuses and awards of restricted stock units and restricted stock having less than the maximum aggregate value. If the Incentive Compensation Subcommittee is using the formula approach, it will, prior to awarding any annual bonuses, restricted stock units or restricted stock for our 2007 performance and for performance in future years, evaluate our performance and determine the maximum amount that may be awarded under the formula.

Factors Approach

As an alternative to the formula approach, the Amended and Restated Plan would allow the Incentive Compensation Subcommittee to pay bonuses and award restricted stock units and restricted stock intended to qualify as performance-based compensation under Section 162(m) upon the achievement of pre-established corporate performance goals based on one or more of the following factors:

•       return on total shareholder equity;

•       earnings per share of our Class A Common Stock;

•       net income or operating income (before or after taxes);

•       earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation;

•       market to book value ratio;

•       sales or revenue targets;

•       return on assets, capital or investment;

•       cash flow or free cash flow (cash flow from operations less capital expenditures);

•       market share;

•       cost reduction goals;

•       budget comparisons;

•       measures of customer satisfaction;

•       implementation, completion or progress of projects, processes, products or product-lines strategic or critical to our business operations;

•       share price (including, but not limited to, growth measures and total shareholder return);

•       working capital;

•       economic value added;

•       percentage of sales generated by new products;

•       growth in sales of products or product-lines;

•       new product development or successful completion of research and development projects;

•       any combination of, or a specified increase in, any of the foregoing; and

•       the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or enhance our customer base.

With respect to future awards made using the factors approach, the annual bonus payable to any executive officer with respect to any fiscal year cannot exceed $5,000,000 and the number of shares of our Class A Common Stock subject to restricted stock or unit awards with respect to any fiscal year cannot exceed 300,000. In addition, if the Incentive Compensation Subcommittee is using the factors approach, it will establish the corporate performance goals within the first 90 days of a performance period. Prior to awarding any annual bonuses or restricted stock units or restricted stock for performance in all years covered by the factors approach, the Incentive Compensation Subcommittee will evaluate our performance against the pre-established corporate performance goals and determine whether such goals have been achieved. In determining actual bonus amounts and awards of restricted stock units and restricted stock, the Incentive Compensation Subcommittee may, in its discretion, determine to award any or all of the executive officers bonuses and awards of restricted stock units and restricted stock having less than the maximum aggregate value that could be awarded based on achievement of the pre-established corporate performance goals.

Compensation Not Yet Earned; Historical Effect

Awards approved by the Incentive Compensation Subcommittee will be based on our performance for 2007 and later periods. No incentive compensation under these terms has yet been earned by any covered executive officer, because the performance period has not yet been completed. Accordingly, the amount of incentive compensation to be paid in the future to our current or future covered executive officers cannot be determined at this time. Actual amounts will depend on our actual performance and on whether the Incentive Compensation Subcommittee or the Board of Directors elects to reduce such amounts. Had this proposal been in effect for the 2006 performance period, the Incentive Compensation Subcommittee believes that the annual incentives would have been essentially the same as the bonus compensation and restricted stock unit awards reported in the Summary Compensation Table for our named executives.

Recommendation

We recommend the approval of the Amended and Restated Plan, including the formula approach and the factors approach, to enable us to take a federal income tax deduction for performance-based compensation paid to our Chief Executive Officer and the four next highest paid executive officers at the end of our fiscal year.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE ‘‘FOR’’ THE APPROVAL OF THE AMENDED AND RESTATED 2001 LONG-TERM INCENTIVE PLAN.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to perform the audit of our financial statements for 2007. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the year ended December 31, 2006.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of PricewaterhouseCoopers to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

PricewaterhouseCoopers’ representatives are expected to attend our 2007 Annual Stockholders’ Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the aggregate fees PricewaterhouseCoopers has billed or is expected to bill us for services rendered in 2006 and 2005.

Year	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)	Total
2006(5)	$2,837,000	$2,000	$55,245	$3,846	$2,898,091
2005	$2,536,629	$143,585	$267,968	$1,599	$2,949,781

(1)          Fees for our annual audit and review of interim financial statements, various statutory audits, and consultations on the accounting for existing transactions.

(2)          Fees for services including audits of an employee benefit plan, audits in connection with acquisitions, and consultations on the accounting for prospective transactions.

(3)          Fees for compliance and tax advisory services.

(4)          Subscription fee to an online accounting research tool and a salary survey for operations in a certain foreign country.

(5)          Amounts include estimates that have not been billed.

In 2006, all audit related services, tax services and other services were pre-approved by the Audit Committee or its Chairman. The Audit Committee concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. See “Report of Audit Committee.” Our policy restricting the engagement of our independent registered public accounting firm requires that all audit, review and attestation services must be approved by the Audit Committee prior to us engaging the audit firm.

In addition, our policy regarding the engagement of our independent registered public accounting firm provides that the Audit Committee or its Chairman may pre-approve engagement of the accounting firm for services in designated areas for fees that do not exceed the pre-approved limit. For 2007, the Audit Committee has approved the following types of services:

•       Audit Related Services—pension and benefit plan audits, separate audit reports on subsidiaries and other statutory reports not included in audit services.

•       Tax Services—tax accounting advice on international, federal, and state tax matters, assistance with tax examinations, tax advice on prospective transactions and business combinations, and compliance reviews.

•       Other Services—annual subscription fee for accounting research tool and a salary survey for operations in a certain foreign country.

Our policy requires quarterly reports to the Audit Committee on billings for pre-approved services. All amounts in excess of pre-approved amounts for these services must be specifically approved by the Chairman of the Audit Committee and reported to the full Audit Committee no later than its next regular meeting.

The Audit Committee or its Chairman may also approve specific engagements for non-audit services. Following such approval, we may engage the auditor to perform those services. Any approval by the Chairman must be reported to the full Audit Committee no later than its next regular meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE ‘‘FOR’’ THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS PEROT SYSTEMS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number of shares of Class A Common Stock beneficially owned as of March 5, 2007 by:

•       each person who we know beneficially owns more than 5% of our Class A Common Stock;

•       each director;

•       the Chief Executive Officer, the Chief Financial Officer, and the other executive officers required to be named in the Summary Compensation Table; and

•       all executive officers and directors as a group.

	Class A Common Stock
	Number of Shares Beneficially Owned(1)	Percent of Ownership(1)
Executive Officers and Directors
Peter A. Altabef(2)	408,967	*
Russell Freeman(3)	371,975	*
Ross Perot, Jr.(4)	30,830,000	25.2%
Charles A. Lyles(5)	176,361	*
James Champy(6)	1,047,286	*
Steven Blasnik(7)	102,412	*
John S.T. Gallagher(8)	45,000	*
Carl Hahn(9)	126,065	*
DeSoto Jordan(10)	165,869	*
Thomas Meurer(11)	2,247,865	*
C. H. Moore, Jr.(12)	29,000	*
Ross Perot(13)	29,713,100	24.6%
Anthony J. Principi(14)	13,000	*
Anuroop (Tony) Singh(15)	27,423	*
All Executive Officers and Directors as a Group (20 Persons)(16)	36,456,011	29.5%
Additional 5% Beneficial Owners
HWGA, Ltd.(17)	29,655,000	24.5%
Royce & Associates, LLC(18)	12,471,000	10.3%

                 * Less than 1%

       (1) Percentages are based on the total number of shares of Class A Common Stock outstanding at March 5, 2007, plus the total number of outstanding options, warrants held by each person that are exercisable, and restricted stock units that vest, within 60 days of such date. We do not consider shares of Class A Common Stock issuable upon exercise of outstanding options and warrants, and unvested restricted stock units, to be outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, other than shared property rights created under joint tenancy or marital property laws between our directors and executive officers and their respective spouses, each stockholder named in the table has sole voting and investment power with respect to the shares of Class A Common Stock set forth opposite such stockholder’s name. The shares of Class A Common Stock listed include shares held by our Retirement Savings Plan and Trust for the benefit of the named individuals. Participants in the plan have investment and voting power over shares held for their benefit.

       (2) Includes 248,000 shares of Class A Common Stock that Mr. Altabef has the right to acquire upon the exercise of vested options.

       (3) Includes 335,000 shares of Class A Common Stock that Mr. Freeman has the right to acquire upon the exercise of vested options.

       (4) Includes 29,655,000 shares of Class A Common Stock owned by HWGA, Ltd.; 10,000 shares owned by The Perot Foundation; 5,000 shares owned by Ross Perot, Jr.’s spouse; and 1,160,000 shares that Ross Perot, Jr. has the right to acquire upon the exercise of vested options. Ross Perot, Jr. disclaims beneficial ownership of the shares his spouse holds. Ross Perot, Jr. is a general partner of HWGA. Ross Perot, our Chairman Emeritus, is the managing general partner of HWGA. If Ross Perot ceases to be managing general partner, Ross Perot, Jr. will have authority to manage HWGA. Accordingly, the table also shows Ross Perot beneficially owning the shares that HWGA owns. Ross Perot, Jr. is a director of The Perot Foundation. The address for Ross Perot, Jr. is 2300 West Plano Parkway, Plano, Texas 75075, and the address of HWGA and The Perot Foundation is P.O. Box 269014, Plano, Texas 75026-9014.

       (5) Includes 165,500 shares of Class A Common Stock that Mr. Lyles has the right to acquire upon the exercise of vested options.

       (6) Includes 200,000 shares of Class A Common Stock the Champy Family Irrevocable Trust, of which Mr. Champy is a trustee, holds. As trustee, Mr. Champy shares voting and investment power with respect to the shares of Class A Common Stock the Champy Family Irrevocable Trust holds, and therefore, the table shows him as the beneficial owner of such shares of Class A Common Stock. Includes 72,000 shares of Class A Common Stock that Mr. Champy has the right to acquire upon the exercise of vested options.

       (7) Includes 32,000 shares of Class A Common Stock that Mr. Blasnik has the right to acquire upon the exercise of vested options and 6,000 shares of Class A Common Stock that Mr. Blasnik’s spouse holds. Mr. Blasnik disclaims beneficial ownership of the shares that his spouse holds.

       (8) Includes 40,000 shares of Class A Common Stock that Mr. Gallagher has the right to acquire upon the exercise of vested options.

       (9) Includes 24,000 shares of Class A Common Stock that Mr. Hahn has the right to acquire upon the exercise of vested options.

(10) Includes 24,000 shares of Class A Common Stock that Mr. Jordan has the right to acquire upon the exercise of vested options.

(11) Includes 2,050,000 shares owned by the Perot Family Trust and 136,800 shares owned by Perot Investment Trusts I—V of which Mr. Meurer is trustee. As trustee, Mr. Meurer holds or shares voting and investment power with respect to the shares of Class A Common Stock held by the Trusts, and therefore, the table shows him as the beneficial owner of such shares of Class A Common Stock. Also includes 40,000 shares of Class A Common Stock that Mr. Meurer has the right to acquire upon the exercise of vested options.

(12) Includes 24,000 shares of Class A Common Stock that Mr. Moore has the right to acquire upon the exercise of vested options.

(13) Includes 29,655,000 shares of Class A Common Stock owned by HWGA, Ltd.; 10,000 shares owned by The Perot Foundation; 4,000 shares owned by Petrus Financial Services Limited, a Texas limited partnership; and 100 shares owned by Ross Perot’s spouse with respect to which Mr. Perot disclaims beneficial ownership. Ross Perot, our Chairman Emeritus, is the managing general partner of HWGA. Ross Perot has voting and investment power over shares owned by HWGA. Ross Perot, Jr., our Chairman of the Board, is a general partner of HWGA and has authority to manage HWGA if Ross Perot ceases to be managing general partner of HWGA. Accordingly, the table also shows Ross Perot, Jr. beneficially owning the shares that HWGA owns. Mr. Perot is a director and officer of The Perot Foundation. Petrus Financial Services Limited is an affiliate of Ross Perot. The address for Ross Perot, HWGA, The Perot Foundation and Petrus Financial Services Limited is P.O. Box 269014, Plano, Texas 75026-9014.

(14) Includes 8,000 shares of Class A Common Stock that Mr. Principi has the right to acquire upon the exercise of vested options.

(15) Includes 16,000 shares of Class A Common Stock that Mr. Singh has the right to acquire upon the exercise of vested options.

(16) In addition to the 14 listed executive officers and directors, Darcy Anderson, James C. Ballard, John King, Padma Ravichander, Jeff Renzi and Thomas D. Williams are executive officers and are therefore included in the group of 20 persons. Includes 2,439,700 shares of Class A Common Stock that the Executive Officers and Directors have the right to acquire upon the exercise of vested options.

(17) Shares are also shown as beneficially owned by Ross Perot and Ross Perot, Jr.

(18) This data is based on information contained in Amendment No. 5 to Schedule 13G filed by Royce & Associates, LLC with the Securities and Exchange Commission on January 24, 2007. The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis (“CD&A”) is intended to provide information about our compensation objectives and policies for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (“named executives”) that will place in perspective the information contained in the tables that follow this discussion. Our CD&A is organized as follows:

•       Objectives of Our Compensation Program.   In this section, we describe our compensation philosophy, related operating principles, and activities we have undertaken in benchmarking compensation against market practices.

•       Share Ownership and Retention Guidelines.   We provide a description of the share ownership and retention guidelines applicable to our named executives as well as our policy on hedging the economic risk of ownership of our common stock.

•       Role of Executive Officers in Compensation Decisions.   We describe the role of our executive officers in making compensation decisions.

•       Elements of Compensation.   We describe the types of compensation payable to our named executives.

•       Analysis of 2006 Compensation.   Following the general explanation of our various pay elements in this section, we provide more detail on the basis of compensation for our named executives in 2006.

•       Regulatory Considerations.   In this section we discuss the impact of various regulatory requirements on decisions regarding executive compensation.

We provide information about our HR Committee and the processes it uses in determining the compensation of our named executives in the section of the Proxy Statement dealing with corporate governance matters.

Objectives of our Compensation Programs

Perot Systems is a global information technology services company. We have a growth strategy and our goal as a company is to effectively execute this business strategy to create value for our investors, serve our customers and provide opportunities for our associates. We base our compensation programs on our business needs and challenges and intend for those programs to support the achievement of our strategy and shareholder value creation through the following:

•       A linkage between compensation and performance, including business results as well as individual performance;

•       The use of equity compensation to align our senior leaders’ financial interests with those of shareholders;

•       Compensation levels consistent with market practices that enable us to recruit and retain associates capable of executing our business strategies;

•       Limited use of perquisites and other forms of non-cash benefits in order to avoid an entitlement mentality, reduce costs, and reinforce a pay-for-performance philosophy; and

•       Flexibility to adjust to changing business needs in a fast-paced business environment.

Market Benchmarking

We consider market pay levels as one of the important factors in assessing the supply of and demand for senior leadership. Our objective is to position ourselves around the middle of market practice with the flexibility to recognize different levels of performance, experience and contribution. To provide a frame of reference in evaluating the reasonableness and competitiveness of compensation, information on market pay levels is obtained from various sources, including nationally recognized compensation surveys, information taken from Securities and Exchange Commission filings of selected, publicly-traded benchmark companies, and first-hand experience obtained from the marketplace in hiring associates.

F.W. Cook, our HR Committee’s consultant, annually gathers information on pay levels and practices for a group of comparable, publicly-traded information technology services companies that are based in the United States. Our management and the HR Committee’s consultant periodically review and evaluate the benchmark companies in light of our development and growth, as well as merger and acquisition activity in the industry. For 2006, this group included all U.S.-based companies in the Hemscott Group Information Technology Services Index, except those that are substantially smaller than us, as well as other comparable companies with which we compete. The benchmark companies in 2006 included Accenture, Affiliated Computer Services, Alliance Data Systems, Anteon International, BearingPoint, CACI

International, Cerner, CIBER, Cognizant Technology Solutions, Computer Sciences, Electronic Data Systems, First Consulting Group, Fiserv, Keane, NCR, and Unisys. For each comparable company, the HR Committee’s consultant collects information regarding total compensation levels for named executives (including base salary, annual bonus, long-term incentives, and other compensation), dilution from stock incentives, share usage under stock incentive plans (including the number of shares granted annually as a percentage of total shares outstanding and the expense of all stock awards granted annually as a percentage of market capitalization), retirement practices, and other related items. The HR Committee’s consultant summarizes and reviews this information with the HR Committee, as well as information from leading published compensation surveys.

Share Ownership and Retention Guidelines

We believe that our named executives should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of our named executives with our shareholders, we have restricted the ability of our named executives to sell a portion of the shares of our Class A Common Stock received upon the vesting of their restricted stock units until the applicable stock ownership guideline is met. Our stock ownership guidelines vary based upon position and are expressed as a number of shares, ranging from 150,000 shares for our Chief Executive Officer to 50,000 shares for other named executives. Until the applicable guideline is met, each named executive is required to retain 30% of any shares received upon the vesting of his or her restricted stock units. Only shares actually owned by the named executive are counted for purposes of determining whether the applicable ownership guideline is met. The program is subject to periodic review by the HR Committee. All named executives are in compliance with the terms of this program.

The Company prohibits the purchase or sale of uncovered options, puts, calls, or other derivative securities in the Company’s Class A Common Stock by its associates. However, we do not have a policy prohibiting named executives from hedging risk in our securities by purchasing or selling options, puts, calls, or other derivative securities.

Role of Executive Officers in Compensation Decisions

Our associates, including executive officers, prepare and assemble materials for the HR Committee. Our Chief Executive Officer also annually reviews and rates the performance of each of the named executives (other than the Chairman and the Chief Executive Officer, each of whose performance is assessed by the HR Committee). Following a review with the members of the our Executive Committee, which includes our Chairman, the Chief Executive Officer recommends to the HR Committee and its Incentive Compensation Subcommittee salary adjustment, annual bonus and long-term award amounts for each such named executive based on market information, that named executive’s performance review, and on the Chief Executive Officer’s view of the named executive’s role in the Company, scope of responsibilities, experience and skills and, with respect to annual bonus awards, the factors set forth in “Analysis of 2006 Compensation—Short Term Incentive Program.” In 2006, the final determination of salary adjustments, annual bonuses, and equity awards was made by the Board, the HR Committee or the Incentive Compensation Subcommittee, as appropriate, for each of the named executives.

Elements of Compensation

This section describes each element of executive compensation, the objective of each element and how it fits into our overall program, and the basis for allocations among elements. We discuss details on the application of our compensation policies and programs to named executives’ compensation for 2006 in the following section “Analysis of 2006 Compensation.”

Long-Term Stock Incentives

Stock incentive awards are a critical element of the total compensation program for our named executives. We have designed this element of compensation to reward recipients for increases in our stock price over time. We believe that stock incentive awards are a key element in driving the creation of value for investors. In addition, these awards assist us in attracting and retaining senior leadership capable of effectively executing our business strategies. Stock awards vary depending on the named executive’s role in the Company, scope of responsibilities, and experience and skills.

We award stock incentive compensation because we believe that it supports our key compensation objectives in the following ways:

•       Linking compensation and the performance of the Company;

•       Aligning the named executives’ interests with those of shareholders;

•       Assisting in the retention of named executives by providing compensation that is subject to the satisfaction of multi-year service requirements; and

•       Attracting named executives interested in building long-term value for our shareholders, as stock compensation is a key element of competitive pay packages for named executives.

Our long-term incentive program currently consists of a blend of two types of awards:

•       Stock Options—We set the exercise price of stock options at the closing market price of our stock on the date of grant, with options generally vesting in annual installments over five years beginning one year after grant. We believe that this design gives executives an incentive to increase share price and requires continued service over several years in order to realize potential gains; and

•       Restricted Stock Units—As with stock options, restricted stock units generally vest in annual installments over five years beginning one year after grant. In addition to continued service, the vesting of restricted stock units for any year is contingent upon the receipt of a satisfactory performance review for the prior year. We intend for restricted stock units to encourage the retention of named executives, while providing a continuing incentive to increase shareholder value and achieve individual performance objectives.

Beginning in 2006, the HR Committee, upon the recommendation of our management (including certain of our named executives), established a practice of awarding grants concurrent with an open trading window for our Section 16 officers, as well as for our principal annual grant to our other associates. This practice is designed to minimize the possibility that awards will be made while we are in possession of material non-public information. Trading windows open two days after each earnings release and remain open for 21 calendar days.

While stock is a major component of executive compensation, we use other elements to provide an integrated and competitive total pay package.

Base Salary

Base salaries are a significant portion of a named executive’s compensation and are based on a named executive’s role in the Company, scope of responsibilities, and experience and skills. We also consider market practices in setting salaries. We intend base salaries to assist us in attracting executives and recognizing differing levels of responsibility and contribution among named executives. Salary represents a smaller percentage of total compensation for more senior executives than for less senior executives, with a greater percentage of more senior executives’ compensation being tied to performance and share price. The timing of changes in base salaries is based on the timing of our individual performance reviews.

Annual Incentive Bonuses

In addition to stock compensation and salary, annual bonuses paid in cash are the other significant piece of total compensation for our named executives. We design the annual bonus program to reward the achievement of our financial goals and other corporate and business unit goals, including customer satisfaction, associate retention and training, and individual performance. We pay annual bonuses to reward the achievement of goals and because they are a key tool in attracting and retaining executives due to their market prevalence. In addition, annual bonuses add a variable component to our overall cost structure. The timing of our annual bonuses is based on the timing of our individual performance reviews and the determination of whether we have achieved our financial and business goals for the year. The HR Committee exercises discretion in determining whether the goals have been achieved and the final amount of annual bonuses for the named executives.

We do not have a policy on the adjustment or recovery of awards or payments if the relevant measures on which the awards or payments are based are restated in the future.

Retirement Benefits

We do not have a traditional pension program. Our retirement program for U.S. associates consists of a 401(k) program, which named executives participate in under the same terms and provisions as other eligible associates. We match the individual associate’s contribution to the program, up to 4% of the associate’s cash compensation. Associate contributions to the 401(k) program for our named executives, as well as other more highly compensated associates are limited by federal law. We have not made up for the impact of these statutory limitations on named executives through any type of nonqualified deferred compensation or other program.

Other Benefits and Perquisites

In general, we have historically avoided the use of perquisites and other types of non-cash benefits for named executives in an effort to avoid an entitlement mentality and to reinforce a pay-for-performance orientation.

Change-in-Control and Severance Benefits

We have entered into change-in-control severance agreements with each of our named executives. In the event that we have a change in control and a named executive’s employment is terminated without cause or the named executive terminates his employment for good reason, the named executive would be entitled to receive the payments and benefits described under “Employment Contracts and Change-in-Control Agreements—Change-in-Control and Severance Agreements” below. We selected a double trigger for change-in-control benefits to provide named executives with protection from the financial consequences of sudden termination without cause following a change in control and to enable us to retain the services of the named executive during the period in which there is a change-in-control transaction under consideration. In addition, we believe that this protection is important to our ability to recruit and retain named executives. However, we did not consider it necessary to provide for change-in-control benefits that would be realized by a named executive absent an actual or constructive termination of his or her employment.

In the event of a termination not involving a change-in-control and a termination without cause or by Mr. Champy for good reason, Mr. Champy would be entitled to receive six months’ of his base salary as severance under his employment agreement which was entered into in 1996. Our other named executives do not have contractual severance rights absent a change in control of the Company, and the amount of any severance would be determined at the time of the named executive’s departure.

Mix of Total Compensation

In regard to the allocation of the various pay elements within the total compensation program, the HR Committee reviews and considers the information described above under “Market Benchmarking,” but does not apply  a formula or specific weighting to determine the mix or relationship of compensation elements. In our compensation of named executives, we emphasize incentive compensation, including both equity compensation and an annual bonus program. We seek to balance the long-term incentives of our equity program with rewards for performance during the past year under the annual bonus program. Our cash compensation programs emphasize pay that varies based on company and individual performance. Therefore, depending on performance, annual bonuses may exceed base salaries for our named executives. The named executives receive almost no compensation beyond salary, bonus opportunities, and equity incentives because we do not maintain a traditional pension plan or nonqualified, deferred compensation program.

Analysis of 2006 Compensation

This section discusses and analyzes the compensation actions that were taken in 2006 for our named executives, as summarized in the following compensation tables.

Base Salary

The HR Committee reviews the base salaries of our named executives each year and, as appropriate, at the time of a promotion or other change in responsibility. In 2006, the HR Committee made the final determination of base salary adjustments for our Chairman and Chief Executive Officer and recommended base salary adjustments for the remaining named executives to our Board of Directors, which approved the HR Committee’s recommendations. The HR Committee and the Board usually approve salary adjustments in February or March with adjustments effective March 1.

Each named executives’ base salary level reflects this level of experience and individual contribution as evaluated during the annual performance review process. The HR Committee reviewed and considered information on median market pay levels, including the information described above under “Market Benchmarking,” and expected market increases for the coming year during the salary review process in making salary adjustments. However, the HR Committee did not apply a formula or specific weighting or relationship to determine the amount of base salary adjustments for the named executives in 2006.

Salary adjustments for our named executives in 2006 included annual merit increases and, where appropriate, competitive market pay adjustments to align pay with external benchmarks. Salaries for 2006 for our named executives and the percentage increase from 2005 are summarized in the table below. Our Chief Executive Officer’s salary was increased by 9.1% based on the HR Committee’s evaluation of his performance and a review of his salary level against market benchmarks. Approved salary increases for the other named executives averaged 4.8% of salary for 2006.

Name	2006 Salary	% Increase
Peter Altabef	$600,000	9.1%
Russell Freeman	$415,000	6.4%
Ross Perot, Jr.	$543,711	3.0%
James Champy	$579,695	2.0%
Chuck Lyles	$415,000	7.8%

Short-Term Incentive Program

Our short-term incentive program provides our named executives the opportunity to earn pay-for-performance cash bonuses. The HR Committee annually reviews the plan design, performance measures and goals, and target bonuses for our named executives. The HR Committee provides for annual incentives (or bonuses) for named executives based on whether we achieve financial performance and other targets, except with respect to our Chairman who does not participate in our short-term incentive program. In determining the appropriate bonus, the HR Committee considers corporate performance, operating unit performance, the performance of the shared services team as applicable, the named executive’s individual performance, and market factors.

The HR Committee established a target bonus for each of the participating named executives during the first quarter of 2006 equal to a percentage of the named executive’s base salary. In determining the appropriate percentage for each named executive, the HR Committee considered relevant factors, including position level, scope of responsibility and the ability of such individual to drive our results, market practices, levels at which related performance goals have been established, and salary and relative total compensation levels. For 2006, individual target bonuses for participating named executives ranged from 125% (for our Chief Executive Officer) to 50% of base salary.

The HR Committee determined the performance factors to be used in adjusting the target bonus for each participating named executive, which included corporate performance, operating unit performance, and performance of the shared services team, as applicable. The HR Committee determined that for our Chief Executive Officer and Vice President—Chairman of Consulting, 50% of the target bonus would be adjusted based on corporate performance factors and 50% of the target bonus would be adjusted based on the weighted average of operating unit performance factors. For any named executive with responsibility for leading an operating unit, the HR Committee determined that 50% of the target bonus would be adjusted based on corporate performance factors and 50% of the target bonus would be adjusted based on such operating unit’s performance factors. For any named executive leading a portion of the shared services team, the HR Committee determined that 50% of the target bonus would be adjusted based on corporate performance factors, 25% of the target bonus would be adjusted based on the weighted average of operating unit performance factors, and 25% of the target bonus would be adjusted based on shared service performance factors.

In determining corporate performance in 2006, the HR Committee compared adjusted, diluted earnings per share to our target earnings per share to make the initial bonus adjustment, then increased the result by 10% for each secondary factor that exceeded the range specified by the HR Committee and decreased the result by 10% for each secondary factor that was less than the range determined by the HR Committee. No adjustment was made for performance within the range for a secondary factor. The HR Committee used revenue, free cash flow (which can be calculated by subtracting capital expenditures from operating cash flow), and total contract value of new contracts signed during the year as its secondary metrics. Our goal for earnings per share in 2006 was $0.89 per share. The ranges for secondary factors were as follows:  $2.25 billion to $2.37 billion for revenue, $65.0 million to $95.0 million for free cash flow, and $1.4 billion to $2.1 billion for total contract value signed during the year.

In determining corporate performance, the HR Committee and the Board, as applicable, have historically excluded items that they determined were not indicative of the performance of the named executives for such year. During 2006, the HR Committee excluded net charges of $48.6 million, which included an asset impairment of $43.7 million related to a contract restructuring. In 2005, the HR Committee and the Board, upon management’s recommendation, excluded tax benefits and certain customer payments that management, the HR Committee and the Board determined were not indicative of management’s performance for such year. In 2004, management recommended, and the HR Committee and the Board implemented a discretionary reduction in the bonuses of the named executives. Absent these exclusions and discretionary adjustments, we would have paid substantially larger bonuses for named executives in 2004 and 2005. Therefore, the methodology of excluding certain items from the determination of whether corporate goals were achieved in making past bonus determinations was a factor considered by the HR Committee in determining whether to exclude charges from the bonus determination in 2006. For 2006, our adjusted, diluted earnings per share were $0.90, revenue was $2.30 billion, free cash flow was $119.7 million, and total contract value of new contracts signed was $2.68 billion. Our results, as determined by the HR Committee, exceeded the earnings per share target and the range for our free cash flow and total contract value secondary factors. We performed within the range for the revenue factor.

With respect to operating unit performance, performance is measured on a balanced scorecard approach with an overall score of 100 representing the overall achievement of the operating unit’s performance goals. Managed net before tax profit (which excludes allocated corporate costs) was the primary scorecard metric for operating unit performance with secondary factors consisting of the operating unit’s revenue, total contract value signed, revenue with services delivered by our other business units, free cash flow, customer satisfaction, associate retention and associate training. Our operating unit goals include competitively sensitive information. We believe that achieving the operating and shared services goals were somewhat more difficult than achieving our corporate goals. Mr. Lyles’ operating unit exceeded 100 on its balanced scorecard. The weighted average of operating unit performance on the operating unit balanced scorecards was 90.

In addition to the performance adjustments described above, the HR Committee was provided with the results of our Chief Executive Officer’s annual performance review of each of the named executives (other than the Chairman and the Chief Executive Officer) and recommended formula adjustments based on those ratings. The Chief Executive Officer also provided the HR Committee with recommendations for any discretionary adjustments with respect to the incentive compensation for such named executives that he believed appropriate. The HR Committee then applied its discretion to determine the final bonus to be paid to the named executive; provided that the HR Committee capped any bonus payable with respect to 2006 at 200% of the named executive’s target bonus. The discretionary adjustments ranged from -5.9% to 0.1% from the formula derived bonus amounts with respect to the named executives.

The bonuses to our named executives as approved for 2006 are shown in the Summary Compensation Table below. The Chief Executive Officer’s bonus represented 121% of his target bonus, or 151% of salary. Bonuses for other participating named executives ranged from 104% to 131% of the applicable target bonus, or 52% to 114% of the applicable base salary.

Long-Term Stock Incentives

For 2006, we continued our practice of awarding a blend of stock options and restricted stock units to our named executives, with the exception of our Chairman who has received no equity grants since 2001 because his awards in 2000 and 2001 were designed to provide for long-term equity compensation. The value shown in the stock option column in the Summary Compensation Table below for our Chairman is related to the stock option awards he received as our CEO in 2000 and 2001. With respect to other named executives, awards are generally intended to be evaluated independently from past and future awards. Therefore, with the exception of the awards to our Chairman referenced above, the HR Committee reviewed, but did not significantly weigh, past awards in determining stock awards for named executives in 2006.

In determining stock incentives, the HR Committee annually approves a pool of shares that may be awarded based on a review of our historical practices against those of the benchmark IT services companies, supplemented with other market information from time to time. The total available pool as approved is allocated among business units and associate levels based on market practices and internal considerations. Individual awards to the named executives are based on various factors including position level, scope of responsibility, individual performance and contribution, salary level, and market practices. In addition, the HR Committee also considers related accounting expense, and total compensation for each named executive before approving awards.

Using this process, the HR Committee approved the awards for our named executives for 2006 which are shown in the “Grants of Plan-Based Awards” table below. Grants of options and restricted stock units vest in equal annual installments beginning on the first anniversary of the date of grant. The vesting of restricted stock units is contingent upon the named executive receiving at least a satisfactory performance rating in the prior year. The total value of the awards granted in 2006 is shown in the Grant Date Fair Value of Stock and Option Awards column, as determined in accordance with the Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”). The number of options compared to the number of restricted stock units awarded to each named executive is based on balancing the level of performance incentive for options versus restricted stock units, their comparative compensation expense resulting under FAS 123R, their comparative value to the named executives, and the effect of options compared to restricted stock units on dilution.

Regulatory Considerations

The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to our named executives to the extent it is not considered performance-based compensation under the Internal Revenue Code. We have adopted policies and practices to facilitate compliance with Section 162(m) of the Internal Revenue Code of our stock option awards and are taking additional steps to comply in 2007, including the proposed amendments to the 2001 Long-Term  Incentive Plan.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results including the impact of FAS 123R which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. FAS 123R was a consideration in adopting restricted stock units as a long-term equity incentive.

Compensation Committee Interlocks and Insider Participation

DeSoto Jordan served as one of our Vice Presidents until 1999.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with the Company’s management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES AND
COMPENSATION COMMITTEE
Carl Hahn (Chair)
DeSoto Jordan
Thomas Meurer
Anthony J. Principi
Anuroop (Tony) Singh

Summary of Cash and Certain Other Compensation

The Summary Compensation Table below shows compensation of the named executives for the year 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value & Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(3)		Total Compensation ($)
Peter A. Altabef	2006	592,505	905,000	454,092	378,884	—	—	8,800		2,339,281
President and Chief Executive Officer
Russell Freeman	2006	413,035	474,874	169,131	312,080	—	—	8,800		1,377,920
Vice President and Chief Financial Officer
Ross Perot, Jr.	2006	543,270	—	—	770,551	—	—	8,800		1,322,621
Chairman
Charles A. Lyles	2006	412,200	434,588	100,158	246,378	—	—	11,561	(4)	1,204,885
Vice President
James Champy	2006	577,904	301,000	116,077	134,281	—	—	52,705	(5)	1,181,967
Vice President

(1)                 Bonus amounts shown include bonuses earned in 2006 and paid in 2007.

(2)                 The value, calculated in accordance with FAS 123R, of options or restricted stock units vesting in 2006. The assumptions used to calculate these values are set forth in Note 10 to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)                 Represents, with respect to Messrs. Altabef, Freeman and Perot, and includes, with respect to Messrs. Lyles and Champy, $8,800 in contributions to our 401(k) plan for the benefit of each of the named executives.

(4)                 Includes $2,761 gross up for state taxes due to travel requirements.

(5)                 Includes $17,000 in life insurance premiums and $26,905 in taxes paid on such insurance policy for the benefit of Mr. Champy.

Grants of Plan-Based Awards

The following table provides information relating to equity awards in 2006 to the named executives. All awards relate to our Class A Common Stock and were made pursuant to our 2001 Long-Term Incentive Plan. All options are non-qualified stock options.

Grants of Plan-Based Awards

			Estimated Future						Stock	Option	Exercise/	Grant
			Payouts Under Non-			Estimated Future			Awards:	Awards:	Base	Date Fair
			Equity Incentive Plan			Payouts Under Equity			# of	# of	Price of	Value of
			Awards			Incentive Plan Awards			Shares of	Securities	Option	Stock and
	Approval	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock/	Underlying	Awards	Awards
Name	Date(1)	Date	($)	($)	($)	(#)	(#)	(#)	Units(2)	Options(3)	($/Sh)	($)

Peter A. Altabef	9-27-06	11-2-06	—	—	—	—	—	—	75,000	100,000	14.87	1,643,450
Russell Freeman	9-28-06	11-2-06	—	—	—	—	—	—	27,500	55,000	14.87	699,435
Ross Perot, Jr.	N/A	N/A	—	—	—	—	—	—	—	—	N/A	—
Charles A. Lyles	9-28-06	11-2-06	—	—	—	—	—	—	22,500	45,000	14.87	572,265
James Champy	9-28-06	11-2-06	—	—	—	—	—	—	10,000	20,000	14.87	254,340

(1)     Mr. Altabef’s award was approved at the September 27, 2006 meeting of the Incentive Compensation Subcommittee. The remaining awards were approved at the September 28, 2006 meeting of the Board of Directors. In each case, the Board and Incentive Compensation Subcommittee respectively made the grants on the first day of the first trading window under our Insider Trading Policy following approval of the awards.

(2)     Vests in five equal annual installments beginning on the first anniversary of the grant. Vesting in each year is contingent upon the individual achieving a satisfactory performance rating in the prior year.

(3)     Vests in five equal annual installments beginning on the first anniversary of the grant.

Outstanding Equity Awards Value at Fiscal Year-End

The following table provides information regarding the value of all unexercised options and unvested restricted stock units previously awarded to our named executives.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable (#)	# of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter A. Altabef	104,000	0		—	13.00	1-31-2011	—		—	—	—
	15,000	0		—	20.07	5-7-2012	—		—	—	—
	45,000	45,000	(2)	—	9.63	10-18-2012	—		—	—	—
	24,000	16,000	(3)	—	13.15	12-9-2010	8,000	(11)	131,120	—	—
	40,000	60,000	(4)	—	15.93	12-13-2011	60,000	(12)	983,400	—	—
	20,000	80,000	(5)	—	13.63	10-13-2012	40,000	(13)	655,600	—	—
	0	100,000	(6)	—	14.87	11-2-2013	75,000	(14)	1,229,250	—	—
Russell Freeman	6,000	0		—	1.25	7-1-2007	—		—	—	—
	42,000	12,000	(7)	—	11.00	7-20-2009	—		—	—	—
	12,000	6,000	(8)	—	13.50	1-28-2010	—		—	—	—
	152,000	0		—	10.94	12-8-2010	—		—	—	—
	20,000	0		—	20.07	5-7-2012	—		—	—	—
	50,000	50,000	(2)	—	9.63	10-18-2012	—		—	—	—
	24,000	16,000	(3)	—	13.15	12-9-2010	8,000	(11)	131,120	—	—
	18,000	27,000	(4)	—	15.93	12-13-2011	13,500	(12)	221,265	—	—
	9,000	36,000	(5)	—	13.63	10-13-2012	18,000	(13)	295,020	—	—
	0	55,000	(6)	—	14.87	11-2-2013	27,500	(14)	450,725	—	—
Ross Perot, Jr	760,000	0		—	9.50	10-23-2011	—		—	—	—
	190,000	0		—	9.94	10-23-2011	—		—	—	—
	210,000	840,000	(9)	—	14.40	10-23-2011	—		—	—	—
Charles A. Lyles	22,000	8,800	(7)	—	11.00	7-20-2009	—		—	—	—
	53,000	0		—	14.25	8-27-2011	—		—	—	—
	24,000	6,000	(10)	—	16.85	1-29-2012	—		—	—	—
	14,000	0		—	20.07	4-1-2012	—		—	—	—
	20,000	5,000	(2)	—	9.63	10-18-2012	—		—	—	—
	7,500	5,000	(3)	—	13.15	12-9-2010	2,500	(11)	40,975	—	—
	13,000	19,500	(4)	—	15.93	12-13-2011	9,750	(12)	159,803	—	—
	6,000	24,000	(5)	—	13.63	10-13-2012	12,000	(13)	196,680	—	—
	0	45,000	(6)	—	14.87	11-2-2013	22,500	(14)	368,775	—	—
James Champy	32,000	8,000	(2)	—	9.63	10-18-2012	—		—	—	—
	24,000	16,000	(3)	—	13.15	12-9-2010	8,000	(11)	131,120	—	—
	12,000	18,000	(4)	—	15.93	12-13-2011	9,000	(12)	147,510	—	—
	4,000	16,000	(5)	—	13.63	10-13-2012	8,000	(13)	131,120	—	—
	0	20,000	(6)	—	14.87	11-2-2013	10,000	(14)	163,900	—	—

    (1) Based on the market value of $16.39 per share of the Class A Common Stock as of December 29, 2006.

    (2) Vests on October 18, 2007.

    (3) Vests in two equal annual installments beginning December 9, 2007.

    (4) Vests in three equal annual installments beginning December 13, 2007.

    (5) Vests in four equal annual installments beginning October 13, 2007.

    (6) Vests in five equal annual installments beginning November 2, 2007.

    (7) Vests in two equal annual installments beginning July 20, 2007.

    (8) Vests in three equal annual installments beginning January 28, 2007.

    (9) Vests in four equal annual installments beginning October 23, 2007.

  (10) Vested on January 29, 2007.

  (11) Vests in two equal annual installments beginning December 9, 2007; provided that each installment vests only if the holder achieved a satisfactory individual performance rating for the year prior to scheduled vesting.

  (12) Vests in three equal annual installments beginning December 13, 2007; provided that each installment vests only if the holder achieved a satisfactory individual performance rating for the year prior to scheduled vesting.

  (13) Vests in four equal annual installments beginning October 13, 2007; provided that each installment vests only if the holder achieved a satisfactory individual performance rating for the year prior to scheduled vesting.

  (14) Vests in five equal annual installments beginning November 2, 2007; provided that each installment vests only if the holder achieved a satisfactory individual performance rating for the year prior to scheduled vesting.

Option Exercises and Stock Vested

The following table provides information with respect to the options exercised by the named executives and restricted stock units and restricted stock that vested during 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	# of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
Peter A. Altabef	—	—	34,000		534,840
Russell Freeman	10,000	55,150	13,000		202,900
Ross Perot, Jr.	—	—	—		—
Charles A. Lyles	8,000	44,520	7,500		116,383
James Champy	—	—	109,000	(4)	1,488,520	(4)

(1)          Represents the difference between the exercise price and the fair market value of our Class A Common Stock on the date of exercise.

(2)          All shares were acquired upon the vesting of restricted stock units awarded under the 2001 Plan.

(3)          Represents the fair market value of the shares of Class A Common Stock on the date of vesting.

(4)          Includes 100,000 shares, with a fair market value of $1,346,000 at the time of vesting, which represents the final vesting of restricted stock sold to Mr. Champy when he joined Perot Systems in 1996. Mr. Champy paid a purchase price of $1.25 per share at the time of the purchase, which was the then current appraised value of such stock. The purchase price was not deducted from the fair market value of the restricted stock in calculating the value realized upon vesting.

Pension Benefits

Our only retirement plan for our U.S.-based associates, including our named executives, is our 401(k) plan. We do not have a pension plan in which our named executives are eligible to participate.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Peter A. Altabef	None	—	—	—
Russell Freeman	None	—	—	—
Ross Perot, Jr	None	—	—	—
Charles A. Lyles	None	—	—	—
James Champy	None	—	—	—

Non-Qualified Deferred Compensation

We do not have a deferred compensation plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in Last FY ($)
Peter A. Altabef	—	—	—	—	—
Russell Freeman	—	—	—	—	—
Ross Perot, Jr	—	—	—	—	—
Charles A. Lyles	—	—	—	—	—
James Champy	—	—	—	—	—

Employment Contracts and Change-in-Control Agreements

Perot Systems has agreements with its named executives regarding severance payments when a termination of the named executives’ severance occurs in connection with a change in control of the Company. In addition, we have an employment agreement with Mr. Champy.

Change-in-Control and Severance Agreements

We have entered into change-in-control and severance agreements with each of the named executives. The agreements continue through December 31, 2007, and provide that they are to be automatically extended in one-year increments unless we give prior notice of termination.

These agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that the named executives could be entitled to certain severance benefits following a change in control (as described below) of Perot Systems. If, beginning with the execution of a definitive agreement regarding a change in control and ending two years following the change in control, the named executive is terminated for any reason, other than for cause (as defined in the agreements), or if such named executive terminates his or her employment for a specified reason (as defined in the agreements), then the named executive would be entitled to:

•       A lump sum cash severance payment as soon as practicable following termination equivalent to two times the sum of the named executive’s base salary in effect at the time of termination;

•       cash severance payments equivalent to two times a prescribed incentive payment allowance (based on a fixed percentage—ranging from 50% to 100%—of the named executive’s base salary) for the year in which termination occurs, which payments are expected to vary from actual target bonuses and historical bonus payments;

•       cash payment of a prorated bonus for the year in which termination occurs; and

•       continued health care coverage (including for the named executive’s spouse and eligible dependents) for up to six months after the involuntary termination.

The contractual bonus allowances for the named executives as a percentage of base salary are as follows: Peter A. Altabef—100%, Russell Freeman—80%, Ross Perot, Jr.—100%, Charles A. Lyles—70%, and James Champy—60%.

In addition, upon an involuntary termination following a change in control, all restrictions on restricted stock awarded to such named executive would lapse and all unvested options, stock appreciation rights and other awards granted to such named executive under our 2001 Plan and other stock incentive plans would automatically vest and become exercisable for the remainder of the term of the option.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will “gross up”, on an after-tax basis, the named executive’s compensation for the additional federal, state and excise taxes, and any penalties and interest necessary to ensure that the named executive receives the benefit of such change-in-control payment.

Under the change-in-control and severance agreements, a “change in control” would include any of the following events:

•       any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquires 30 percent or more of our voting securities, unless the person acquires such securities from us;

•       a majority of our directors are replaced and are not nominated by the incumbent members (as defined in the agreements) of our Board of Directors;

•       the consummation of a merger, reorganization, consolidation or sale of all or substantially all of our assets, unless (i) the holders of our voting securities would retain more than 60 percent of the voting securities of the entity resulting from such transaction, (ii) no “person” beneficially would own more than 30 percent of the voting securities of the entity resulting from such transaction, and (iii) we would retain at least a majority of the directors of the entity resulting from such transaction; or

•       our shareholders approve the liquidation or dissolution of Perot Systems.

Employment Agreement with James Champy

In addition to the benefits provided under his change-in-control and severance agreement described above, James Champy’s associate agreement provides for a base salary of $500,000 per year, which is to be reviewed at least annually, and provides for additional benefits, including:

•       a bonus to be determined in accordance with the current bonus plan for our most senior officers;

•       payment of life insurance premiums; and

•       certain travel benefits to the extent that such benefits are provided to our Chief Executive Officer or Chief Operating Officer. However, we do not currently provide, and do not have plans to provide, such benefits to any of our named executives.

Mr. Champy’s associate agreement also provides that if we terminate him other than for cause or substantial misconduct or Mr. Champy is deemed to have been constructively terminated, Mr. Champy will receive a severance payment equal to six months of his current base salary. We may terminate Mr. Champy’s associate agreement upon 30 days’ notice and payment of severance equal to six months’ base pay plus benefits as a continuation of his salary.

The 1,000,000 restricted shares of Class A Common Stock Mr. Champy acquired pursuant to his restricted stock agreement vested in equal annual installments beginning in 1997 and ending in 2006. If either party terminates Mr. Champy’s employment for any reason, he has the right to require us to purchase his shares for their original cost of $1.25 per share plus simple interest at the rate of 8% per annum from the date of purchase.

Potential Payments Upon Termination or Change-in-Control Disclosure

The amount of compensation payable to each named executive upon termination or change in control pursuant to contracts, plans, agreements and arrangements is listed in the tables below. Except for our employment agreement with Mr. Champy described below, we do not have agreements, contracts or arrangements with the named executives regarding severance in the event of a termination in other circumstances. However, we do expect that we would pay our named executives severance, which would be determined at the time of termination.

With respect to payments set forth in the Change-in-Control column, we have assumed that the named executive was involuntarily terminated on December 31, 2006 within two years of a change in control and that the Company’s Class A Common Stock was $16.39 per share, which was the closing price of the shares on December 29, 2006. The amount indicated as the value of the accelerated vesting for stock options is the amount by which the closing price of the Common Stock exceeds the exercise price of the unvested options. We have also assumed that each named executive had a combined federal income and Medicare tax rate of 36.45% and an excise tax rate under Section 4999 of the Internal Revenue Code of 20%.

In addition, with respect to Mr. Champy, we have provided information regarding his contractual rights to severance in the event of his termination by us without cause or by him for good reason. For this purpose, we have assumed that Mr. Champy’s employment terminated on December 31, 2006.

Peter A. Altabef

With respect to Mr. Altabef, potential payments upon termination or change in control under contracts, plans, agreements, or arrangements would be as follows assuming the triggering event occurred on December 31, 2006:

	Termination Scenario
Potential Payments Upon Termination or CIC	Voluntary Resignation	By Employee For Good Reason	By Company For Cause	By Company Without Cause	Normal Retirement	Early Retirement	Change-in Control ($)
Cash Payments	—	—	—	—	—	—	2,403,344
Accelerated Equity Awards	—	—	—	—	—	—	3,755,810
Continued Perquisites/ Benefits	—	—	—	—	—	—	5,020
Tax Gross-Ups	—	—	—	—	—	—	1,455,988
Total	—	—	—	—	—	—	7,620,162

Russell Freeman

With respect to Mr. Freeman, potential payments upon termination or change in control under contracts, plans, agreements, or arrangements would be as follows assuming the triggering event occurred on December 31, 2006:

	Termination Scenario
Potential Payments Upon Termination or CIC	Voluntary Resignation	By Employee For Good Reason	By Company For Cause	By Company Without Cause	Normal Retirement	Early Retirement	Change-in- Control ($)
Cash Payments	—	—	—	—	—	—	1,501,913
Accelerated Equity Awards	—	—	—	—	—	—	1,765,370
Continued Perquisites/ Benefits	—	—	—	—	—	—	9,168
Tax Gross-Ups	—	—	—	—	—	—	793,057
Total	—	—	—	—	—	—	4,069,508

Ross Perot, Jr.

With respect to Ross Perot, Jr., potential payments upon termination or change in control under contracts, plans, agreements, or arrangements would be as follows assuming the triggering event occurred on December 31, 2006:

	Termination Scenario
Potential Payments Upon Termination or CIC	Voluntary Resignation	By Employee For Good Reason	By Company For Cause	By Company Without Cause	Normal Retirement	Early Retirement	Change-in- Control ($)
Cash Payments	—	—	—	—	—	—	2,183,636
Accelerated Equity Awards	—	—	—	—	—	—	1,671,600
Continued Perquisites/ Benefits	—	—	—	—	—	—	9,341
Tax Gross-Ups	—	—	—	—	—	—	1,471,617
Total	—	—	—	—	—	—	5,336,194

Charles A. Lyles

With respect to Mr. Lyles, potential payments upon termination or change in control under contracts, plans, agreements, or arrangements would be as follows assuming the triggering event occurred on December 31, 2006:

	Termination Scenario
Potential Payments Upon Termination or CIC	Voluntary Resignation	By Employee For Good Reason	By Company For Cause	By Company Without Cause	Normal Retirement	Early Retirement	Change-in- Control ($)
Cash Payments	—	—	—	—	—	—	1,418,473
Accelerated Equity Awards	—	—	—	—	—	—	1,007,275
Continued Perquisites/ Benefits	—	—	—	—	—	—	8,783
Tax Gross-Ups	—	—	—	—	—	—	692,467
Total	—	—	—	—	—	—	3,126,998

James Champy

With respect to Mr. Champy, potential payments upon termination or change in control under contracts, plans, agreements, or arrangements would be as follows assuming the triggering event occurred on December 31, 2006:

	Termination Scenario
Potential Payments Upon Termination or CIC	Voluntary Resignation	By Employee For Good Reason	By Company For Cause	By Company Without Cause	Normal Retirement	Early Retirement	Change-in- Control
Cash Payments	—	289,848	—	289,848	—	—	1,855,354
Accelerated Equity Awards	—	—	—	—	—	—	762,410
Continued Perquisites/ Benefits	—	1,729	—	1,729	—	—	574
Tax Gross-Ups	—	—	—	—	—	—	—
Total	—	291,577	—	291,577	—	—	2,618,338

EXECUTIVE OFFICERS

The following is a description of our executive officers who are not on the Board of Directors. Our executive officers serve at the discretion of the Board of Directors.

Executive Officer	Business Experience	Joined Perot Systems
Darcy Anderson	Elected Vice President of Perot Systems in December 2000. Age 50.	2000
James C. Ballard	Elected Vice President of Perot Systems in January 2006. Mr. Ballard has served as President and Chief Executive Officer of Perot Systems Government Services, Inc. since January 2006, and served as its Chief Operating Officer from July 2002 through December 2005. Mr. Ballard served as Chief Operating Officer of ADI Technology, Inc. from August 1998 until its purchase by Perot Systems in July 2002. Age 55.	2002
James Champy	Elected Vice President of Perot Systems in September 1996. Mr. Champy also served as a director of Perot Systems from September 1996 until February 2004. Mr. Champy is also a director and serves as chairman of the compensation committee of Analog Devices, Inc. Age 64.	1996
Russell Freeman	Elected Vice President and Chief Financial Officer of Perot Systems in August 2000. Age 43.	1989
John King	One of our founders. Mr. King was elected Vice President of Perot Systems in April 1989 and currently serves as General Manager of Strategic Partnerships. Age 60.	1988
Charles A. Lyles	Elected Vice President of Perot Systems in September 2001. Mr. Lyles leads the Healthcare Group. From June 1997 until September 2001, Mr. Lyles served as chief operating officer of Perot Systems’ Healthcare Group. Age 44.	1989

Padma Ravichander	Elected Vice President of Perot Systems in September 2005. Ms. Ravichander has served as Managing Director of Perot Systems’ Consulting and Applications Solutions unit (or its predecessor) since March 2005. Ms. Ravichander was Vice President of North American Operations for Oracle Corporation India from January 2004 to December 2004. From March 1995 to December 2003, Ms. Ravichander was Managing Director—ISO for Hewlett-Packard. Age 47.	2005
Jeff Renzi	Elected Vice President of Perot Systems in April 2003. Mr. Renzi was employed by Electronic Data Systems from 1989 to 2003. While at Electronic Data Systems, Mr. Renzi served in a number of positions, including Vice President of Sales. Age 46.	2003
Thomas D. Williams	Elected Vice President, Secretary and General Counsel of Perot Systems in September 2004. Mr. Williams was a partner in the law firm of Luce & Williams from February 1997 until September 2004. Age 46.	2004

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a related party transactions policy that requires us to conduct senior management reviews for all related party transactions. A transaction or series of related transactions with a related party with a value that exceeds $10,000, but is not more than $120,000, requires the approval of the Chairman of the Audit Committee. A transaction or series of related transactions with a related party that is greater than $120,000 requires the approval of the Audit Committee.

Licenses for Use of Name

We license the right to use the names “Perot” and “Perot Systems” in our current and future businesses, products, or services from the Perot Systems Family Corporation and our Chairman Emeritus, Ross Perot. The license is a non-exclusive, royalty-free, non-transferable license without geographic restriction. We may also sublicense our rights to these names to certain of our affiliates. Under the license agreement either party may, in its sole discretion, terminate the license at any time, with or without cause and without penalty, by giving the other party written notice of such termination. Upon termination by either party, we must discontinue all use of the names “Perot” and “Perot Systems” within one year following notice of termination.

Outsourcing Agreement with Hillwood Enterprises L.P.

We are currently providing information technology and certain other services to Hillwood Enterprise L.P., which is controlled and partially owned by Ross Perot, Jr. under an agreement which will expire in 2017. This contract includes provisions under which we may be penalized if our actual performance does not meet the levels of service specified in the contract, and such provisions are consistent with those included in other customer contracts. For the year ended December 31, 2006, in which we performed services for Hillwood under a contract that expired January 31, 2007, we recorded revenue of $2,085,642 and operating expense of $1,655,720. Our Audit Committee has reviewed and approved this contract.

Sublease with Perot Services Company, LLC

During 2002, we entered into a sublease agreement with Perot Services Company, LLC, which is controlled and owned by Ross Perot, for approximately 23,000 square feet of office space at our Plano, Texas facility. The lease term is 31.5 months with one optional 24-month renewal period, which has been exercised by Perot Services. Under the terms of the sublease, we paid a $100,000 allowance for modifications to the leased space. Perot Services Company, LLC has paid all modification costs in excess of the allowance. The total amount paid to Perot Systems in 2006 under this sublease agreement was $417,525. Our Audit Committee has reviewed and approved this contract.

Affiliate Use of AAirPass Program

We have a corporate AAirPass program with American Airlines under which we prepay for mileage that our associates use for business travel. Historically, the use of prepaid miles has resulted in lower travel costs than refundable tickets for most travel itineraries. Employees of Hillwood Development Company LLC, The Perot Group, and their affiliated corporations, as well as members of the Perot family, also use this AAirPass program. These parties reimburse us for the prepaid miles that they use. During 2006, these parties used approximately $625,722 in prepaid miles under our AAirPass program, of which approximately $525,000 has been reimbursed, with the remaining amount to be reimbursed upon final reconciliation and invoicing. We benefit from this arrangement because we have a commitment to American Airlines to purchase a minimum number of miles under the AAirPass program, and the miles used by these related parties are counted toward fulfilling that commitment. Our Audit Committee has reviewed and approved this arrangement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

Our directors, executive officers, and holders of more than 10% of our Class A Common Stock must file reports with the Securities and Exchange Commission indicating the number of shares of our Class A Common Stock they beneficially own and any changes in their beneficial ownership. They must provide copies of these reports to us. Based on our review of these reports and written representations from the persons required to file them, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors and executive officers for fiscal 2006 were timely met except that each of Messrs. Anderson, Williams and Robert J. Kelly, our Controller, reported one Section 16 transaction late due to administrative errors on our part.

Equity Compensation Plan Information

The following table gives information about our Class A Common Stock that we may issue under our equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	11,487,019 (1)	$15.93	48,722,237	(2)
Equity Compensation Plans Not Approved by Security Holders	6,681,799	$11.82	40,757	(3)
Total	18,168,818	$14.42	48,762,994

(1)          Excludes 956,510 restricted stock units that have been granted under the 2001 Long-Term Incentive Plan.

(2)          Includes 32,455,039 shares available to be issued under the 2001 Long-Term Incentive Plan, 15,807,198 shares available to be issued under the 1999 Employee Stock Purchase Plan, and 460,000 shares available to directors for annual equity compensation.

(3)          Shares available to be issued to directors who elect to receive stock in lieu of their cash retainer.

We have three equity plans or arrangements that have not been approved by our stockholders. Under one arrangement, our non-employee directors (other than Ross Perot) may elect to have all or a portion of their director retainers paid in our Class A Common Stock, valued at such stock’s closing market price on the last trading day of the fiscal quarter preceding the quarter with respect to which the retainer installment relates.

The remaining plans were adopted prior to our initial public offering in 1999 and were terminated in 2001, except to the extent that they govern options or restricted stock that were outstanding at the time of the termination of such plans. Our 1991 Stock Option Plan provided for the issuance of options to eligible associates and options were generally issued at not less than the fair market value on the date of grant. Unvested restricted shares are generally subject to repurchase at cost plus eight percent upon termination of employment. These grants or awards had vesting periods of from three to ten years. At the time of its termination in May 2006, our 1996 Non-Employee Director Plan provide that each non-employee director (other than Ross Perot) received an option to purchase 8,000 shares vesting in one year of our Class A Common Stock upon election, and subsequent awards are made upon the completion of vesting of the director’s prior awards.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee of our Board of Directors (“Board”) is composed of four directors and operates under a written charter adopted by our Board. All members of the Audit Committee meet the independence standards established by our Board, the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The Audit Committee’s charter is available at the Corporate Responsibility section on Perot Systems’ Web site at www.perotsystems.com/responsibility.

Perot Systems’ management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), and evaluating the effectiveness of such internal control over financial reporting. Perot Systems’ independent registered public accounting firm is responsible for auditing the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP. The independent registered public accounting firm is also responsible for auditing Perot Systems’ internal control over financial reporting in accordance with such standards and for expressing an opinion on (i) management’s assessment of the effectiveness of its internal control over financial reporting and (ii) the effectiveness of its internal control over financial reporting. The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of Perot Systems’ financial reporting process. In its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP (“PwC”), Perot Systems’ independent registered public accounting firm for 2006. The Audit Committee also reviewed and discussed Perot Systems’ internal control over financial reporting with management and with PwC.

The Audit Committee has met privately with PwC and discussed any issues deemed significant by the independent registered public accounting firm, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees, as amended. PwC has provided to the Audit Committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with PwC that firm’s independence. The Audit Committee also concluded that PwC’s provision of non-audit services to Perot Systems and its affiliates is compatible with PwC’s independence.

Based upon the foregoing considerations, the Audit Committee recommended to our Board that the audited financial statements be included in Perot Systems’ Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission and appointed PwC the independent registered public accounting firm for the Company for 2007.

The foregoing report is respectfully submitted by members of the Audit Committee of our Board.

AUDIT COMMITTEE
C. H. Moore, Jr. (Chair)
John S.T. Gallagher
Carl Hahn
Anuroop (Tony) Singh

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
AND FOR THE 2008 ANNUAL MEETING

Under Article II, Section 4 of our current bylaws, proposals by stockholders intended to be presented at the Annual Meeting must be received by our Secretary at our executive offices no later than the close of business on April 6, 2007.

If you would like to include a stockholder proposal in the Proxy Statement for the 2008 annual meeting, it must be delivered to our Secretary at our executive offices no later than November 28, 2007.

OTHER MATTERS

Other Business

At the date of mailing of this Proxy Statement, we are not aware of any business to be presented at the Annual Meeting other than the proposals discussed above. If other proposals are properly brought before the Annual Meeting, any proxies returned to us will be voted as the proxy holders see fit.

New York Stock Exchange Disclosure Requirements

We submitted to the New York Stock Exchange (“NYSE”) during 2006 a certification of our Chief Executive Officer regarding compliance with the NYSE’s corporate governance listing standards. We also included as exhibits to our annual report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission, the certifications of our Chief Executive Officer and Chief Financial Officer required under Section 302 of the Sarbanes-Oxley Act of 2002.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of our proxy materials, please: (1) mail your request to Perot Systems Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075; or (2) contact our Investor Relations Department at 1-877-737-6973. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

FOR MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning Perot Systems at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 (or 1-800-732-0330) for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov/ that contains reports, proxy, and information statements and other information regarding issuers that file electronically with the SEC, including Perot Systems. Our Class A Common Stock is listed on the NYSE. These reports, proxy statement, and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

In addition, our annual report on Form 10-K (without exhibits) is available via the Internet at our Web site (www.perotsystems.com). If you would like to request documents from us, please contact our Investor Relations Department at 1-877-737-6973 by April 13, 2007, to receive them before the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas D. Williams
Secretary

ANNEX 1

PEROT SYSTEMS CORPORATION 2001 LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2007

1.                 Purposes of the Plan.

The purposes of this Plan are to provide an incentive to eligible employees, officers, independent consultants, directors who are also employees or consultants, and advisors of the Company whose present and potential contributions are important to the continued success of the Company; to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress; and to enable the Company to continue to enlist and retain the best available personnel to contribute to the success of the Company’s business and, thereby, to encourage Participants to act in the stockholders’ interest and share in the Company’s success.

2.                 Definitions.

As used herein, the following definitions shall apply:

(a)   “Administrator” means the Board or any of its Committees administering the Plan in accordance with Section 4 of the Plan.

(b)   “Affiliate” means an entity with whom the Company would be considered a single employer under Code Sections 414(b) or 414(c); provided, however, that for purposes of determining a controlled group of corporations under Code Section 414(b)  and of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the phrase “at least 50%” shall be substituted for the phrase “at least 80%” everywhere it appears in Code Sections 1563(a)(1), (2) and (3) and in treasury regulation 1.414(c)-2. In addition, where the use of Common Stock for a stock grant under this Plan is based upon legitimate business criteria, the phrase “at least 20%” shall be substituted in each place noted above. The Administrator may designate a different permissible ownership threshold percentage, but such percentage may not be made effective for at least 12 months after adoption of such change and the same designation must apply to all compensatory stock plans of the Company subject to Code Section 409A.

(c)   “Applicable Laws” means the legal requirements relating to the administration of stock plans under U.S. federal, state and local corporate, securities and tax laws and regulations, the New York Stock Exchange or any other stock exchange or quotation system on which the Common Stock is listed or quoted and the analogous applicable laws of any country or jurisdiction where Awards are granted under the Plan.

(d)   “Award” means a Cash Award, Stock Award, Stock Appreciation Right or Option granted to a Participant in accordance with the terms of the Plan.

(e)   “Award Agreement” means an instrument or agreement, in written or electronic form, between the Company and an Awardee evidencing the terms and conditions of an individual Award, which instrument or agreement may, but need not, be executed or acknowledged by the Awardee. The Award Agreement is subject to the terms and conditions of the Plan.

(f)    “Awardee” means the holder of an outstanding Award.

(g)   “Board” means the Board of Directors of the Company.

(h)   “Cash Awards” means cash awards granted pursuant to Section 13 of the Plan.

(i)    “Code” means the United States Internal Revenue Code of 1986, as amended.

(j)    “Committee” means a committee or subcommittee of Directors appointed by the Board or the Committee in accordance with Section 4 of the Plan.

(k)   “Common Stock” means the Class A common stock of the Company.

(l)    “Company” means Perot Systems Corporation, a Delaware corporation, or any successor entity.

(m)  “Consultant” means any person, including an advisor, engaged by the Company or a Subsidiary to render bona fide services (provided that such services are not provided in connection with the offer and sale of securities in capital-raising transactions) to such entity or any person who is an advisor, director or consultant of an Affiliate.

(n)   “Covered Employee” means a Participant who is an executive officer of the Company.

(o)   “Director” means a member of the Board who is also an Employee or Consultant.

(p)   “Employee” means a regular employee of the Company, any Subsidiary or any Affiliate, including Officers and Directors, who is treated as an employee in the personnel records of the Company, any Subsidiary or any Affiliate for the relevant period, but shall exclude individuals who are classified by the Company, any Subsidiary or any Affiliate as (A) leased from or otherwise employed by a third party; (B) independent contractors; or (C) contingent, intermittent or temporary, even if any such classification is changed, retroactively as a result of an audit, litigation or otherwise. A Participant shall not cease to be an Employee solely as the result of (i) any leave of absence approved by the Participant’s Employer, subject to the provisions of Section 6(b), or (ii) transfers between locations of the Participant’s Employer or transfers of the Participant’s employment among the Company, any Subsidiary or any Affiliate. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(q)   “Employer” means, with respect to an Awardee on the relevant date, the Company or any Subsidiary or Affiliate of which Awardee is an Employee or to which Awardee is a Consultant.

(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)    “Fair Market Value” means, as of any date, the last reported sale price for one Share on such date (or the most recent prior date for which the last reported sale price is available) on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if no such reported sale price is available, the average of the closing bid and asked prices for one Share on such exchange on such date (or the most recent prior date for which such prices are available), in either case as reported in The Wall Street Journal or such other source as the Administrator shall determine.

(t)    “Grant Date” means the date selected by the Administrator, from time to time, upon which an Award is granted to a Participant pursuant to this Plan.

(u)   “Gross Profit” means the Company’s Gross Profit as reported in the Consolidated Income Statements contained in the Company’s Consolidated Financial Statements for such Performance Period.

(v)   “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)  “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(x)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)   “Option” means an option of any type permitted by Applicable Laws to purchase Shares granted pursuant to this Plan.

(z)   “Participant” means an Employee, Director or Consultant.

(aa) “Performance Period” means the Company’s fiscal year or such other period as designated by the Committee.

(bb) “Plan” means this 2001 Long-Term Incentive Plan, as amended from time to time.

(cc) “Predecessor Plans” means the Company’s (i) 1988 Restricted Stock Plan, (ii) 1989 Pioneer Stock Option Plan., (iii) 1991 Stock Option Plan, (iv) 1992 Advisor Stock Option/Restricted Stock Incentive Plan, and. (v) 1996 Advisor and Consultant Stock Option/Restricted Stock Incentive Plan.

(dd) “Restricted Stock” means shares of Common Stock acquired or awarded subject to vesting  or other conditions under Section 11 of the Plan.

(ee) “Restricted Stock Unit” means the contractual right to receive one share of Common Stock in the future, subject the conditions under Section 11 of the Plan. The Awardee of a Restricted Stock Unit shall have no shareholder rights with respect to the Shares subject to the Restricted Stock Unit unless and until such Awardee is shown as the owner of such Shares upon the records of the duly authorized transfer agent of the Company.

(ff)   “Severance Date” means the date shown in the Company’s, its Subsidiaries’ and Affiliates’ personnel or other records as the last day an Awardee was a Participant or, with respect to an Awardee who has a Total Disability, the day such Total Disability ceases to exist unless such Awardee becomes an Employee within a reasonable period determined by the Administrator in its sole discretion.

(gg) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(hh) “Stock Appreciation Right” means a right to receive cash equal to the difference between the Fair Market Value of Common Stock on the Grant Date and the Fair Market Value of Common Stock on the date such right is exercised by the Awardee granted pursuant to Section 12 of the Plan.

(ii)   “Stock Awards” means the right to purchase or receive Common Stock pursuant to Section 11 of the Plan, including awards of Restricted Stock, Restricted Stock Units or any other award meeting the requirements of Section 11 of the Plan.

(jj)   “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(kk) “10% Shareholder” means the owner of stock (as determined under Code Section 424(d)) possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or Subsidiary of the Company).

(ll)   “Total Disability” means a mental or physical condition that results in an Employee’s continued entitlement to long-term disability benefits under a long-term disability plan sponsored by the Employee’s Employer or the U.S. Social Security Act or any equivalent law governing non-U.S. Employees, provided that such mental or physical condition is not the result of any condition or circumstance that the Administrator, in its sole discretion, determines to have resulted from the Awardee’s illegal or reckless use of alcohol, drugs or other chemical substances, or from actions taken by the Awardee with the intention of causing self-injury or with reckless disregard for personal health and safety.

3.                 Stock Subject to the Plan.

(a)   Subject to the provisions of Section 15 and Section 6(d) of the Plan, the maximum aggregate number of Shares that may be issued in connection with any combination of Awards under the Plan is (i) the aggregate number of Shares remaining available for grants under the Predecessor Plans on the date this Plan is approved by the Company’s stockholders, plus (ii) the additional Shares described in paragraph (b) below. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)   If an Award or any award or grant under any Predecessor Plan expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto, if any, shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares of Restricted Stock that are either forfeited or repurchased by the Company shall become available for future grant or sale under the Plan. Shares that are tendered, whether by physical delivery or by attestation, to the Company by the Participant as full or partial payment of the exercise price of any Award or in payment of any applicable withholding for federal, state, city, local or other taxes incurred in connection with the exercise of any Award shall become available for future grant or sale under the Plan.

4.                 Administration of the Plan.

(a)   Procedure.

(i)    Multiple Administrative Bodies.   The Plan may be administered by different Committees with respect to different groups of Participants.

(ii)   Section l62(m).   To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code. To the extent required by Section 162(m) of the Code, the material terms of such performance-based compensation shall be approved by the shareholders of the Company before such compensation is paid.

(iii)  Rule 16b-3.   To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule l6b-3.

(iv)  Other Administration.   The Board may delegate to the Executive Committee of the Board or the chief executive officer of the Company the power to approve Awards to Participants who are not

(A)  subject to Section 16 of the Exchange Act; or

(B)   at the time of such approval, Covered Employees.

(b)   Powers of the Administrator.   Subject to the provisions of the Plan, and in the case of a Committee or the chief executive officer of the Company, subject to the specific duties delegated by the Board to such Committee or officer, the Administrator shall have the authority, in its discretion:

(i)    to select the Participants to whom Awards may be granted hereunder;

(ii)   subject to any applicable provisions of Section 162(m) of the Code, to determine the amount of a Cash Award and the number of shares of Common Stock to be covered by a Stock Award, a Stock Appreciation Right or an Option granted hereunder; provided that, with respect to Covered Employees, either:

(A)  Stock Awards (the value of which shall be measured with respect to each Stock Award at the time such award is made) and Cash Awards will be a percentage of Gross Profit for each Performance Period; and provided further that the combined aggregate value of Stock Awards and Cash Awards granted to each Covered Employee may not exceed one percent (1%) of Gross Profit for such Performance Period; or

(B)   Stock Awards and Cash Awards granted to Covered Employees are based upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) return on total shareholder equity; (ii) earnings per share of Common Stock; (iii) net income or operating income (before or after taxes); (iv) earnings before interest, taxes, depreciation and amortization; (v) earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation; (vi) market to book value ratio; (vii) sales or revenue targets; (viii) return on assets, capital or investment; (ix) cash flow or free cash flow (cash flow from operations less capital expenditures); (x) market share; (xi) cost reduction goals; (xii) budget comparisons; (xiii) measures of customer satisfaction; (xiv) implementation, completion or progress of projects, processes, products or product-lines strategic or critical to the Company’s business operations; (xv) Share price (including, but not limited to, growth measures and total shareholder return); (xvi) working capital; (xvii) economic value added; (xviii) percentage of sales generated by new products; (xix) growth in sales of products or product-lines; (xx) new  product development or successful completion of research and development projects; (xxi) any combination of, or a specified increase in, any of the foregoing; and (xxii) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or enhance its customer base;

(iii)  to approve forms of agreement for use under the Plan;

(iv)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case, on such factors as the Administrator, in its sole discretion, shall determine;

(v)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi)  to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements, and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate non-US laws, regulations and practice, including but not limited to non-US tax laws and regulations;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

(viii)     to modify or amend each Award other than a modification that would subject the Award to Code Section 409A or, to the extent the Award is granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, would preclude a deduction by the Company for the Award pursuant to Code Section 162(m); provided, however, that any such amendment is subject to Section 16(c) of the Plan and may not impair any outstanding Award unless agreed to in writing by the Participant;

(ix)  to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Awardee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)    to authorize conversion or substitution under the Plan of any or all outstanding stock options or outstanding stock appreciation rights held by employees, directors, officers, consultants, advisors or other service providers of an entity acquired by the Company (the “Conversion Options”). Any conversion or substitution shall be effective as of the close of the merger or acquisition and shall meet the requirements of Treasury regulation § 1.424-1 for statutory options, as modified by the regulations under Code Section 409A. Subject to the preceding sentence, the Conversion Options may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator; provided, however, that with respect to the conversion of stock appreciation rights in the acquired entity, the Conversion Options shall be Nonstatutory Stock Options. Unless otherwise determined by the time of the conversion or substitution (and subject to the requirements of Code Section 409A and, to the extent an Award is granted as “performance-based compensation” within the meaning of Section 162(m) of the Code, Code Section 162(m)), all Conversion Options shall have the same terms and conditions as Options generally granted by the Company under the Plan;

(xi)  subject to Section 15(c) of the Plan, to provide, upon direction by the Board in its sole discretion, in the event there is a change in control of the Company or any Subsidiary, as determined by the Board, for the (A) assumption or substitution of, or adjustment to, each outstanding Award; (B) acceleration of the vesting of Options and the termination of any restrictions on Cash Awards or Stock Awards; and/or (C) the cancellation of Awards for a cash payment to the Awardee, but only to the extent such action does not conflict with the provisions of Code Section 409A, if applicable, and, to the extent the Award is granted as “performance-based compensation” within the meaning of Section 162(m) of the Code, Code Section 162(m);

(xii) to delegate to any officer of the Company any of its powers hereunder, to the extent permitted by Applicable Laws, and to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted under this Plan; provided, however, to the extent the Award is granted as “performance-based compensation” within the meaning of Section 162(m) of the Code, such delegation or authorization shall comply with Code Section 162(m); and

(xiii)     to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c)   Effect of Administrator’s Decision.   The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants.

5.                 Eligibility.

One or more Awards may be granted to Participants, provided, however, that (i) Incentive Stock Options may be granted only to Employees of the Company or any Subsidiary, and (ii) Awards granted to Covered Employees that are intended to qualify as “performance-based compensation” under Code Section 162(m) shall be subject to the applicable requirements of that Code section.

6.                 Award Limitations.

(a)   Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)   For purposes of Incentive Stock Options, no leave of absence may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the applicable Employer is not so guaranteed, on the 91st day of such leave an Awardee’s employment with the Company shall be deemed terminated for Incentive Stock Option purposes and any Incentive Stock Option held by the Awardee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option three months thereafter.

(c)   No Participant shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ or hire of the Company, its Subsidiaries or Affiliates. Further, the Company, its Subsidiaries and Affiliates expressly reserve the right, at any time, to dismiss a Participant at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

(d)   The following limitations shall apply to grants of Awards:

(i)    No Participant shall be granted, in any fiscal year of the Company, Options to purchase and/or Stock Appreciation Rights based on more than 2,000,000 Shares. This limit applies on an aggregate basis to all Options and Stock Appreciation Rights granted to the relevant Participant in a given fiscal year.

(ii)   If an Option is cancelled, forfeited, or lapses in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 15), the cancelled, forfeited or lapsed Option will be counted against the limits set forth in subsection (i).

(iii)  The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(iv)  No Covered Employee shall be granted Cash Awards or Stock Awards designed to qualify as “performance-based compensation” pursuant to the performance factors set forth in Section 4(b)(ii)(B) of the Plan if (A) such Cash Awards would exceed $5,000,000 in any fiscal year of the Company or (ii) such Stock Awards would exceed 300,000 shares in any fiscal year of the Company.

(e)   The following limitations shall apply to grants of Awards to an Employee who is not exempt from the overtime pay provisions of the Fair Labor Standards Act of 1938, as amended (a “Non-Exempt Employee”):

(i)    Options or Stock Appreciation Rights (but not Restricted Stock) may be granted under this Plan to Non-Exempt Employees.

(ii)   Options or Stock Appreciation Rights granted to Non-Exempt Employees must comply with the exercise price and exercise period restrictions set forth below, and other provisions of the “Worker Economic Opportunity Act” of 2000, P.L. 106-202, or other provisions of law, sufficiently to insure that such Options, and any profits, gains or income resulting from such Options, are excluded from such Non-Exempt Employee’s overtime pay calculations.

(iii)  No Option granted to a Non-Exempt Employee may be exercisable less than six months after the effective date of the grant of such Option, except in the case of death, Total Disability, retirement or change in control.

7.                 Term of Plan.

Subject to Section 21 of the Plan, the Plan was originally effective upon its adoption by the Board and its approval by the Company’s shareholders. It shall continue in effect for a term of 10 years from the later of the date the Plan or any amendment to add shares to the Plan is adopted by the Board and approved by the stockholders unless terminated earlier under Section 16 of the Plan. Subject to Section 16, this restatement of the Plan shall be effective January 1, 2007.

8.                 Term of Award.

The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Incentive Stock Option, the term shall be 10 years (five years if the Awardee is a 10% Shareholder) from the Grant Date or such shorter period as may be provided in the Award Agreement. In the case of an Option other than an Incentive Stock Option, the term shall be 10 years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that the term may be up to 11 years in other circumstances deemed appropriate in the discretion of the Administrator.

9.                 Option Exercise Price and Consideration.

(a)   Exercise Price.   The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)    In the case of an Incentive Stock Option the per Share exercise price shall be no less than 100% of the Fair Market Value on the Grant Date; provided that if any Participant to whom an Incentive Stock Option is granted is a 10% Shareholder, then the per Share exercise price shall be no less than 110% of the Fair Market Value on the Grant Date.

(ii)   In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value on the Grant Date.

(iii)  Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Options (as defined in Section 4(b)(x)) may be granted with a per Share exercise price of less than Fair Market Value on the Grant Date so long as the requirements of Code Section 409A regarding substitutions of stock rights are met.

(b)   Vesting Period and Exercise Dates.   At the time an Option is granted, the Administrator shall fix the period within which the Option may vest and be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(c)   Form of Consideration.   The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment at the Grant Date. Acceptable forms of consideration may, but except for cash, check and wire transfers are not required to, include:

(i)    cash;

(ii)   check or wire transfer (denominated in U.S. Dollars or other currency the Administrator determines is acceptable);

(iii)  other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv)  consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(v)    any combination of the foregoing methods of payment; or

(vi)  such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.          Exercise of Option.

(a)   Procedure for Exercise; Rights as a Stockholder.

(i)    Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement.

(ii)   An Option granted hereunder shall continue to vest during any authorized leave of absence and such Option may be exercised to the extent vested during such leave of absence.

(iii)  No Option may be exercised for a fraction of a Share.

(iv)  An Option shall be deemed exercised when the Company receives:

(A)  written or electronic notice of exercise (in accordance with the Award Agreement or the procedures established by the Administrator from time to time) from a person entitled to exercise the Option;

(B)   full payment for the Shares with respect to which the related Option is exercised; and

(C)   full payment of all applicable taxes required to be withheld by the Company or the Awardee’s employer in connection with such exercise.

Shares issued upon exercise of an Option shall be issued in the name of the Awardee or, if requested by the Awardee, in the name of the Awardee and his or her spouse, or in the name of any permitted transferee. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan. Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)   Termination of Employment.   Unless otherwise provided in the Award Agreement, if an Awardee ceases to be an Employee, other than as a result of circumstances described in Sections 10(c), (d), or (e) below, the Awardee’s Options shall (i) cease to vest immediately upon the Awardee’s Severance Date and (ii) terminate on the earlier of 90 days after the Awardee’s Severance Date or the expiration of the term of such Option. If the Awardee does not exercise any Shares covered by the vested portion of his or her Option, the unexercised Shares covered by the vested portion of such Option shall revert to the Plan on the earlier of 90 days after the Awardee’s Severance Date or the expiration of the term of such Option.

(c)   Total Disability.   Unless otherwise provided in the Award Agreement, if an Awardee ceases to be an Employee as a result of the Awardee’s Total Disability, the Awardee’s Options shall (i) continue to vest while the Total Disability continues to exist and (ii) terminate on the earlier of 90 days after the Awardee’s Severance Date unless prior to such date the Awardee becomes an Employee or the expiration of the term of such Option. On the Awardee’s Severance Date, the Shares covered by the unvested portion of his or her Option shall revert to the Plan. If the Awardee does not exercise any Shares covered by the vested portion of his or her Option, the unexercised Shares covered by the vested portion of such Option shall revert to the Plan on the earlier of 90 days after the Awardee’s Severance Date or the expiration of the term of such Option. The Option may be exercised by the guardian of Awardee’s property if one has been appointed.

(d)   Retirement.   Unless otherwise provided in the Award Agreement, if an Awardee ceases to be an Employee as a result of the Awardee’s retirement on or after attaining the age of 65 years, or otherwise in accordance with his or her Employer’s retirement policy, the Awardee’s Options shall (i) cease to vest immediately upon the Awardee’s Severance Date and (ii) terminate on the earlier of one year after the Awardee’s Severance Date or the expiration of the term of such Option. On the Awardee’s Severance Date, the Shares covered by the unvested portion of his or her Option shall revert to the Plan. If the Awardee does not exercise any Shares covered by the vested portion of his or her Option, the unexercised Shares covered by the vested portion of such Option shall revert to the Plan on the date such Option terminates.

(e)   Death.   Unless otherwise provided in the Award Agreement, if an Awardee ceases to be an Employee as a result of his or her death, or dies while the Awardee has a Total Disability to which Section 10(c) applies, the Awardee’s Option shall (i) immediately vest with respect to all Shares covered by such Option, and (ii) terminate on the expiration date of such Option. The Option may be exercised by the beneficiary designated by the Awardee (as provided in Section 17), the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to exercise the Option under the Awardee’s will or the laws of descent or distribution. If such Option is not exercised with respect to any Shares covered by such Option, the unexercised Shares shall revert to the Plan on the expiration of the term of such Option.

(f)    Buyout Provisions.   At any time, the Administrator may, but shall not be required to, offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Awardee at the time that such offer is made.

11.          Stock Awards.

(a)   General.   Stock Awards may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan, except to Non-Exempt Employees. After the Administrator determines that it will offer a Stock Award under the Plan, it shall advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept such offer. The offer shall be accepted by execution of an Award Agreement in the form determined by the Administrator. The Administrator will require that all Shares subject to a right of repurchase or forfeiture be held in escrow until such repurchase right or risk of forfeiture lapses.

(b)   Termination of Employment.   Unless the Administrator determines otherwise, the Award Agreement shall provide for the forfeiture of the unvested portion of the Stock Award upon the Awardee ceasing to be an Employee except as provided below in Sections 11(c), (d) and (e). Notwithstanding the foregoing, to the extent that the Awardee purchased the Restricted Stock, the Company shall have a right to repurchase the unvested Restricted Stock at the lesser of (i) the Fair Market Value or (ii) the original price paid by the Awardee, on or after the Awardee’s Severance Date, except as provided below in Sections 11(c), (d) and (e).

(c)   Total Disability.   Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Employee as a result of the Awardee’s Total Disability, (i) the Awardee’s Stock Award shall continue to vest while the Awardee’s Total Disability continues to exist, and (ii) to the extent that the Awardee purchased Restricted Stock, the Company shall have a right to repurchase any unvested Restricted Stock at the lesser of (A) the Fair Market Value or (B) the original price paid by the Awardee, on or after the Awardee’s Severance Date.

(d)   Retirement of Awardee.   Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Employee as a result of the Awardee’s retirement on or after attaining the age of 65 years, or otherwise in accordance with his or her Employer’s retirement policy, the

Awardee’s Stock Award shall (i) cease to vest immediately upon the Awardee’s Severance Date, and (ii) to the extent that the Awardee purchased Restricted Stock, the Company shall have a right to repurchase any unvested Restricted Stock at the lesser of (A) the Fair Market Value, or (B) the original price paid by the Awardee, on or after the Awardee’s Severance Date.

(e)   Death of Awardee.   Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Employee as a result of his or her death, or dies while the Awardee has a Total Disability to which Section 11(c) applies, the Awardee’s Stock Award shall immediately vest with respect to all Shares covered by such Stock Award. The vested portion of the Stock Award shall be delivered to the beneficiary designated by the Participant (as provided in Section 17), the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to receive the vested Stock Award under the Participant’s will or the laws of descent or distribution.

(f)    Rights as a Stockholder.   Unless otherwise provided for by the Administrator in the Award Agreement, once the Stock Award of Restricted Stock is accepted, the Awardee shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her acceptance of such Stock Award is entered upon the records of the duly authorized transfer agent of the Company.

12.          Stock Appreciation Rights.

(a)   General.   The Committee, in its discretion, may grant Stock Appreciation Rights to Participants. The following provisions apply to such Stock Appreciation Rights.

(b)   Grant of Stock Appreciation Right.   The Stock Appreciation Right shall entitle the holder upon exercise to an amount for each Share to which such exercise relates equal to the excess of (i) the Fair Market Value on the date of exercise over (i) the base or exercise price per Share set forth in the applicable Award Agreement. Notwithstanding the foregoing, the Committee may place limits on the amount that may be paid upon exercise of a Stock Appreciation Right.

(c)   Forfeiture of Option.   If a Stock Appreciation Right is granted in tandem with an Option, upon exercise of such Stock Appreciation Right, the related Option shall no longer be exercisable and shall be deemed canceled to the extent of such exercise.

(d)   Form of Payment.   The Company’s obligation arising upon the exercise of a Stock Appreciation Right shall be paid as soon as administratively possible after exercise and may be paid in Common Stock or in cash, or in any combination of Common Stock and cash, as the Committee, in its sole discretion, may determine.

(e)   Other Provisions.   The Award Agreement evidencing a Stock Appreciation Right shall contain such other terms, provisions and conditions not inconsistent with. the Plan as may be determined by the Committee in its sole discretion. The provisions of such Awards need not be the same with respect to each recipient.

13.          Cash Awards.

Cash Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. After the Administrator determines that it will offer a Cash Award, it shall advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions related to the Cash Award. Cash Awards that include any deferral of payment greater than 2½ months after the end of the calendar year in which vesting occurs shall comply with the requirements of Code Section 409A, and no participant elections regarding the time of payment shall be allowed.

14.          Non-Transferability of Awards.

Unless determined otherwise by the Administrator with respect to any Award other than an Incentive Stock Option, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution and may be exercised, during the lifetime of the Awardee, only by the Awardee. If the Administrator makes an Award transferable, the Award Agreement for such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

15.          Adjustments Upon Changes in Capitalization or Dissolution or Liquidation.

(a)   Changes In Capitalization.   Subject to any required action by the stockholders of the Company, the number and kind of shares of Common Stock covered by each outstanding Award, and the number and kind of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall conform to the requirements of Code Sections 162(m) and 409A and shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)   Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Awardee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Option to be fully vested and exercisable until 10 days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)   Merger or Asset Sale or Other Change in Control.

(i)    Change in Control without Termination of Employment.   In the event there is a change in control of the Company or any Subsidiary, as determined by the Board, without a related termination of the Participant’s employment as provided in Section 15(c)(ii) and (iii) below, the Board may, in its discretion to the extent such action does not violate Code Section 409A, (A) provide for the assumption or substitution of, or adjustment to, each outstanding Stock Award, Stock Appreciation Right or Option in accordance with the principles of Section 15(a); (B) accelerate the vesting of Options and terminate any restrictions on Cash or Stock Awards; and (C) provide for the cancellation of Awards for a cash payment to the Awardee.

(ii)   Change in Control where Participant has Entered into a Severance Agreement.   Notwithstanding anything in the related Award Agreement to the contrary, if (A) the Participant has entered into a letter agreement between such Participant and the Company which sets out the severance benefits such Participant would be entitled to in the event of the Participant’s involuntary termination under particular circumstances following the Company’s execution of a definitive agreement to effect a change in ownership or control of the Company (“Severance Agreement”) and (B) the Participant is entitled to receive any benefit under such Severance Agreement, then the Awards granted under this Plan and any holding period, restrictions or other provisions applicable to such Awards shall be governed by the provisions of the Severance Agreement, as it may be amended from time to time, to the extent the Severance Agreement addresses such Awards. A Participant who has entered into a Severance Agreement and is entitled to benefits thereunder is not entitled to the Change in Control Benefit, the cancellation of buy back or repayment of profits provisions or any other benefit set out in Section 15(c)(iii) of the Plan (unless and only to the extent so provided in the Participant’s Severance Agreement).

(iii)  Change in Control Benefit for Participants Who Have Not Entered into Severance Agreements.   Notwithstanding anything in the Participant’s Award Agreement to the contrary, should a Participant’s employment with the Company terminate by reason of an Involuntary Termination and such Participant has not entered into a Severance Agreement or the Participant is not entitled to receive any benefit under such Severance Agreement, then the Participant shall become entitled to receive a Change in Control Benefit (as defined below); provided, however, that to be entitled to a Change in Control Benefit, the Participant must also execute a release of all employment-related claims against the Company and its affiliates existing as of the date of execution, in the standard form used by the Company without material modification, addition or deletion.

In addition, upon the occurrence of a Change in Control, the provisions of Section 8 of a Participant’s Nonstatutory Stock Option Award Agreement, Section 8 of a Participant’s Restricted Stock Unit Award Agreement under the Plan or any similar provisions of the Plan or an Award Agreement to (i) cancel any Award granted to a Participant, (ii) buy back Common Stock issued to a Participant upon the Participant’s exercise of an Award and/or (iii) require repayment with respect to certain proceeds received from the sale of any Common Stock issued to a Participant upon the Participant’s exercise of an Award, shall be deemed to be cancelled and deleted from such documents and shall be of no further force and effect.

The following definitions shall apply for purposes of this Section 15(c)(iii):

“Cause” means the Participant has:

(A)  participated in fraud, embezzlement or another act of material misconduct involving the Company, which has resulted in significant harm to the Company;

(B)   admitted, confessed or entered a plea bargain or a plea of nolo contendere to, or been convicted of, a crime constituting a felony (or its equivalent) under the laws of any jurisdiction in which the Company or any applicable Affiliate conducts its business or any crime involving moral turpitude or dishonesty;

(C)   willfully and continually failed to perform substantially the appropriate duties of Participant’s position with the Company (other than any such failure resulting from Participant’s physical or mental illness, incapacity or disability), for a period of at least 14 days after a written demand for substantial performance is delivered to Participant by a Senior Executive which specifically identifies the manner in which the Senior Executive believes that Participant has not substantially performed Participant’s duties; provided that, in the event that Participant has not commenced to perform substantially the duties of Participant’s position during such 14-day grace period after written demand is made by the Company, the Company shall not terminate the Participant for Cause except in accordance with the procedures set forth below. In no event shall an event that would constitute Specified Reason be considered the failure to perform substantially the appropriate duties of Participant’s position with the Company; or

(D)  failed to meet the acceptable performance standards for an employee in Participant’s position, which shall be evaluated based on the goals and objectives of Participant and similarly situated employees of the Company (including any Affiliates of the Company) established in connection with the applicable annual performance review program; provided that (i) the Company has provided Participant with a written performance improvement plan with specific requirements for Participant to meet such standards and providing not less than 60 days for Participant to effect such improvement and (ii) a Senior Executive has determined in good faith that Participant’s performance is below the applicable acceptable performance standards and that Participant has failed to substantially meet the requirements of Participant’s performance improvement plan.

For purposes of the definition of Cause, no act or failure to act on the part of Participant shall be considered “willful” unless it is done, or omitted to be done, by Participant intentionally, not in good faith and without reasonable belief that Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or, if applicable, upon the instructions of the Chief Executive Officer or other Senior Executive of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the Company.

The termination of employment of Participant shall not be deemed to be for Cause unless and until, following the expiration of the 14-day grace period or the 60-day improvement period, if applicable, set forth above, there shall have been delivered to Participant written notice of a Senior Executive, after reasonable notice is provided to Participant and Participant is given an opportunity to be heard by such Senior Executive, finding that, in the good faith opinion of such Senior Executive, Participant has engaged in conduct which would constitute Cause under paragraphs (A)—(D) above and specifying the particulars thereof in detail.

“Change in Control” means the happening of any of the events described in paragraphs (A) through (D) below:

(A)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) promulgated under the Securities Exchange Act of 1934, amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (A), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or a subsidiary of the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company; (D) any acquisition by any Perot Stockholder; (E) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (C) of this definition; or (F) in respect of any Restricted Stock held by a Participant, any acquisition by such Participant or any group of Persons including such Participant (or any entity controlled by such Participant or any group of Persons including such Participant).

(B)   individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board until 24 months after such initial assumption of office;

(C)   consummation by the Company of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination:

1.     the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination (or, if applicable, the stock into which the Outstanding Company Common Stock and Outstanding Company Voting Securities are converted pursuant to such Business Combination) represents more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including without limitation a corporation or other entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

2.     no Person (excluding the Company, a subsidiary of the Company, any corporation or other entity resulting from a Business Combination or any employee benefit plan (or related trust) thereof or a Perot Stockholder) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination; and

3.     at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D)  approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Change in Control Benefit” means:

(A)  Each outstanding Option or Stock Appreciation Right which the Participant holds at the time of the Participant’s Involuntary Termination, to the extent that Option or Stock Appreciation Right is not otherwise exercisable for all the underlying shares of common stock or other securities at the time subject to that Option or Stock Appreciation Right, will immediately vest and become exercisable for all those underlying shares and may be exercised for any or all of those underlying shares. Each such accelerated Option and Stock Appreciation Right will remain so exercisable until the earlier of (i) the expiration of the Option or Stock Appreciation Right or (ii) the post-service exercise period specified in the Participant’s Award Agreement. Any Options and Stock Appreciation Rights not exercised prior to the expiration of the applicable post-service exercise period will terminate and cease to remain exercisable for any of the underlying shares.

(B)   Each outstanding share of Restricted Stock which the Participant holds at the time of the Participant’s Involuntary Termination, to the extent that share of Restricted Stock is not otherwise payable will immediately vest and be paid to the Participant as soon as administratively practicable following the date of the Participant’s Involuntary Termination.

(C)   Each outstanding Cash Award which the Participant holds at the time of the Participant’s Involuntary Termination, to the extent that Cash Award is not otherwise exercisable for the entire amount of the cash at the time subject to that Cash Award, will immediately become exercisable for the entire amount of the Cash Award.

Change in Control Benefits will not be payable if the Participant’s employment with the Company terminates for reasons other than an Involuntary Termination, including, without limitation, for involuntary termination by the Company for Cause, voluntary termination by the Participant not supported by Specified Reason, long term disability, Retirement or death. For this purpose, (i) “long term disability” means the Participant is entitled to receive benefits from the Company’s Long-Term Disability Plan or another long term disability plan sponsored by the Company, and (ii) “Retirement” means the Participant’s retirement in accordance with any retirement policy generally applicable to the Company’s salaried employees, as in effect immediately prior to the Change in Control, or any written retirement arrangement established by the Company and the Participant as in effect immediately prior to the Change in Control.

“Involuntary Termination” means the termination of a Participant’s employment by the Company without Cause or by the Participant with Specified Reason during a Protected Period or a Pre-Closing Period.

“Perot Stockholder” means Ross Perot, Ross Perot, Jr., HWGA, Ltd. or any of their respective Affiliates and Associates (within the meaning of Rule 12b-2 of the Exchange Act).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pre-Closing Period” means a period commencing with the Company’s execution of the definitive agreement for a Change in Control transaction and ending upon the earlier to occur of (i) the closing of the Change in Control contemplated by such definitive agreement, or (ii) the termination of such definitive agreement without the consummation of the contemplated Change in Control. In the event of competing or superseding offers that result in definitive agreements, each such agreement shall create a Pre-Closing Period.

“Protected Period” means the period beginning on the date on which a Change in Control occurs and ending on the two-year anniversary of such date, or such earlier date as the Participant’s employment with the Company terminates.

“Senior Executive” means, if the Company, or one or more of its parent companies has a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an officer subject to the reporting requirements of Section 16 of the Exchange Act, or, if the Company does not have a class of securities registered under the Exchange Act, the Chief Executive Officer or a Vice President reporting directly to the Chief Executive Officer of the Company’s ultimate parent.

“Specified Reason” means:

(A)  the reduction of the Participant’s annual base salary as in effect immediately prior to the Change in Control or as in effect thereafter, unless such reduction is part of an across-the-board reduction of no more than 10% in annual base salary; or

(B)   the Company’s requiring the Participant to be based at any office or location that is more than 35 miles from the Participant’s principal work location and residence immediately prior to the Change in Control.

Notwithstanding anything to the contrary set forth above, no event or condition described above shall constitute Specified Reason unless (i) the Participant, within 120 days after the occurrence of such event or condition, gives the Company written notice specifying in reasonable detail the event or condition which the Participant believes gives rise to Specified Reason, (ii) within 30 days after the Company’s receipt of such notice (the “Cure Period”), the Company fails to correct or remedy such event or condition, and (iii) the Participant resigns his employment with the Company not more than 120 days following expiration of the Cure Period.

16.          Amendment and Termination of The Plan.

(a)   Amendment and Termination.   The Board may at any time amend, alter, suspend or terminate the Plan and the Administrator may at any time, subject to the authority set forth in Section 4, adopt subordinate arrangements, policies and programs in each case, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations by adopting schedules of provisions to be applicable to awards granted in such jurisdiction.

(b)   Stockholder Approval.   The Company shall obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.

(c)   Effect of Amendment or Termination.   No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Awardee and the Administrator, which agreement must be in writing and signed by the Awardee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17.          Designation of Beneficiary.

(a)   An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to his or her Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that an Awardee has completed a designation of beneficiary while employed with the Company or its Subsidiaries or Affiliates, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee.

(b)   Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award.

18.          Legal Compliance.

Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

19.          Inability To Obtain Authority.

To the extent the Company is unable, or the Administrator deems it infeasible or commercially impracticable, to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.          Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

21.          Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

22.          Governing Law.

This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.

23.          Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards of Shares under this Plan, any such accounts will be used merely as a bookkeeping convenience. Except for the holding of Restricted Stock in escrow pursuant to Section 11, the Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan, and no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this      day of                      , 2007.

PEROT SYSTEMS CORPORATION
By:
Its:

Directions to Perot Systems’ Plano Campus

From DFW International Airport:

Take International Parkway (the one main road running north-south through DFW Airport) North to I-635 East.

Continue East on I-635.

Take Exit #29B to North President George Bush Turnpike (TX 190).

Drive East on President George Bush Turnpike (TX 190) to Plano.

Exit at Custer Parkway.

Turn Left on Custer Parkway to go North.

At Plano Parkway turn Left.

As you head West on Plano Parkway, Perot Systems’ Campus is on your left.

Use the first left turn lane entering the Campus parking lot. Once entering the parking lot, proceed to the west end of the parking lot and enter the Campus through the West Lobby.

From Downtown Dallas:

Proceed North on North Central Expressway (IH-75).

Take exit #28B to President George Bush Turnpike going West.

Take the first exit—Custer Parkway. Proceed West on the service road to the light at Custer Parkway.

Turn Right on Custer Parkway.

Turn Left at the first light (Plano Parkway).

As you head West on Plano Parkway, Perot Systems’ Campus is on your left.

Use the first left turn lane entering the Campus parking lot. Once entering the parking lot, proceed to the west end of the parking lot and enter the Campus through the West Lobby.

PEROT SYSTEMS CORPORATION
Proxy For Annual Meeting of Stockholders

May 3, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Perot Systems Corporation hereby acknowledge(s) receipt of the Proxy Statement dated March 27, 2007, and hereby appoint(s) Thomas D. Williams, Vice President, General Counsel and Secretary of Perot Systems, and Rex C. Mills, Associate General Counsel of Perot Systems, or either of them, proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock of Perot Systems Corporation held of record by the undersigned on March 5, 2007, at the Annual Meeting of Stockholders to be held at the Corporate Headquarters Cafeteria, 2300 West Plano Parkway, Plano, Texas 75075, at 3:00 p.m. Central Daylight Time on May 3, 2007 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AND, IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF ALL DIRECTOR NOMINEES, (2) THE APPROVAL OF THE AMENDED AND RESTATED 2001 LONG-TERM INCENTIVE PLAN, AND (3) THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)

VOTE BY INTERNET — www.proxyvote.com
ATTN: LEGAL DEPARTMENT 2300 W. PLANO PARKWAY PLANO, TEXAS 75075

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 2, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Perot Systems Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 2, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Perot Systems Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PEROT1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEROT SYSTEMS CORPORATION

THE DIRECTORS RECOMMEND A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
PROPOSAL 1	To elect as Directors the nominees listed below.
01) Ross Perot	07) DeSoto Jordan	☐	☐	☐
02) Ross Perot, Jr.	08) Thomas Meurer
03) Peter A. Altabef	09) Cecil H. (C. H.) Moore, Jr.
04) Steven Blasnik	10) Anthony J. Principi
05) John S.T. Gallagher	11) Anuroop (Tony) Singh
06) Carl Hahn

		For	Against	Abstain
THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL 2.

PROPOSAL 2	Approval of the Amended and Restated 2001 Long-Term Incentive Plan.	☐	☐	☐

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL 3.		For	Against	Abstain

PROPOSAL 3	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

This proxy card must be signed for your instructions to be executed. Please sign exactly as your name appears on the stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date